UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ALTISOURCE PORTFOLIO SOLUTIONS S.A.
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April 2, 2013

Dear Fellow Shareholder:

On behalf of the Board of Directors, we cordially invite you to attend the Annual Meeting of Shareholders of Altisource Portfolio Solutions S.A. which will be held at the offices of the Company located at 291, route d'Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg on Wednesday, May 15, 2013, at 9:00 a.m., Central European Time. The matters to be considered by shareholders at the Annual Meeting of Shareholders are described in detail in the accompanying materials.

It is very important that you be represented at the Annual Meeting of Shareholders regardless of the number of shares you own or whether you are able to attend the Annual Meeting of Shareholders in person. We urge you to complete your proxy card in one of the manners described in the accompanying materials even if you plan to attend the Annual Meeting of Shareholders. This will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend.

Your support of and interest in Altisource Portfolio Solutions S.A. is sincerely appreciated.

Sincerely,

William C. Erbey
Chairman of the Board of Directors

William B. Shepro
Chief Executive Officer and Director

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
291, route d'Arlon
L-1150 Luxembourg City
Grand Duchy of Luxembourg
R.C.S. Luxembourg B 72 391

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2013

NOTICE

Our Annual Meeting of Shareholders will be held:

Date:	Wednesday, May 15, 2013
Time:	9:00 a.m., Central European Time
Location:	Altisource Portfolio Solutions S.A. 291, route d'Arlon L-1150 Luxembourg City Grand Duchy of Luxembourg
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  To elect five (5) Directors for a one (1) year term and/or until their successors are elected and qualified;

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  To approve the appointment by the Audit Committee of our Board of Directors of Deloitte & Touche LLP to be our independent registered certified public accounting firm for the year ending December 31, 2013 and Deloitte Audit S.à r.l. to be our certified auditor for all statutory accounts as required by Luxembourg law for the same period;

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  To approve Altisource Portfolio Solutions S.A.'s annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg ("Luxembourg GAAP") for the year ended December 31, 2012 and as amended and restated for the years ended December 31, 2009 to 2011 (the "Luxembourg Annual Accounts"), and its consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") including a footnote reconciliation of equity and net income to International Financial Reporting Standards ("IFRS") for the year ended December 31, 2012 (the "Consolidated Accounts") (together, the "Luxembourg Statutory Accounts");

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  To receive and approve the Directors' reports for the Luxembourg Statutory Accounts;

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  To allocate the results and part of the distributable reserve in the Luxembourg Annual Accounts;

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  To ratify the declaration and payment of the interim dividends in connection with the separation of Altisource Residential Corporation and Altisource Asset Management Corporation from Altisource Portfolio Solutions S.A.;

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  To discharge each of the current and past Directors of Altisource Portfolio Solutions S.A. for the performance of their mandate during the years ended December 31, 2009 to 2012; and

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  To transact such other business as may properly come before the meeting and any adjournment of the meeting.

PROCEDURES

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  Our Board of Directors has fixed March 18, 2013 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders.

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  Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting of Shareholders.

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  The proxy statement for our 2013 Annual Meeting of Shareholders and our annual report to shareholders on Form 10-K for the year ended December 31, 2012 are available on our website at www.altisource.com under Investor Relations. Additionally, and in accordance with Securities and Exchange Commission ("SEC") rules, you may access our proxy statement at http://www.proxyvote.com, a website that does not identify or track visitors of the site, by entering the 12 digit Control Number found on your Beneficial Notice Card or on your Proxy Card in the space provided.

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  The Luxembourg Statutory Accounts, the Directors' reports for the Luxembourg Statutory Accounts and the statutory auditor's report on the Consolidated Accounts will be available for inspection from April 15, 2013 until the conclusion of the Annual Meeting of Shareholders at Altisource Portfolio Solutions S.A.'s registered office.

By Order of the Board of Directors,

Kevin J. Wilcox
Secretary

April 2, 2013
Luxembourg City, Grand Duchy of Luxembourg

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS

General Information

We have made this proxy statement available to you on or about April 2, 2013 as a holder of common stock of Altisource Portfolio Solutions S.A. because our Board of Directors is soliciting your proxy to be used at our Annual Meeting of Shareholders and at any adjournment of this meeting. The Annual Meeting of Shareholders will be held at our offices located at 291, route d'Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg on Wednesday, May 15, 2013, at 9:00 a.m., Central European Time for the purposes listed in the Notice of Annual Meeting of Shareholders.

How a Proxy Works

If you properly complete, sign and return your proxy to Altisource Portfolio Solutions S.A. ("Altisource" or the "Company") and do not revoke it prior to its use, it will be voted in accordance with your instructions. If no contrary instructions are given, other than as discussed below with respect to broker "non-votes," each proxy received will be voted for each of the nominees for Director; for approval of the appointment of Deloitte & Touche LLP to be our independent registered certified public accounting firm for the year ending December 31, 2013 and Deloitte Audit S.à r.l. to be our certified auditor for all statutory accounts as required by Luxembourg law for the same period; for approval of Altisource Portfolio Solutions S.A.'s annual accounts prepared in accordance with Luxembourg GAAP for the year ended December 31, 2012 and as amended and restated for the years ended December 31, 2009 to 2011 (the "Luxembourg Annual Accounts"), and its consolidated financial statements prepared in accordance with U.S. GAAP including a footnote reconciliation of equity and net income to IFRS for the year ended December 31, 2012 (the "Consolidated Accounts") (together, the "Luxembourg Statutory Accounts"); for receipt and approval of the Directors' reports for the Luxembourg Statutory Accounts; for allocation of the results and part of the distributable reserve in the Luxembourg Annual Accounts; for ratification of the declaration and payment of the interim dividends in connection with the separation of Altisource Residential Corporation ("Residential") and Altisource Asset Management Corporation ("AAMC") from Altisource Portfolio Solutions S.A.; for approval of the discharge of each of the current and past Directors of Altisource Portfolio Solutions S.A. for the performance of their mandate during the years ended December 31, 2009 to 2012; and with regard to any other business that properly comes before the meeting in accordance with the best judgment of the persons appointed as proxies.

How to Revoke a Proxy

Your proxy may be used only at the Annual Meeting of Shareholders and any adjournment of this meeting and will not be used for any other meeting. You have the power to revoke your proxy at any time before it is exercised by:

  •
  filing written notice with our Corporate Secretary at the following address:

      Kevin J. Wilcox, Corporate Secretary
      Altisource Portfolio Solutions S.A.
      291, route d'Arlon
      L-1150 Luxembourg City
      Grand Duchy of Luxembourg

  •
  submitting a properly executed proxy bearing a later date; or

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  appearing at the Annual Meeting of Shareholders and giving the Corporate Secretary notice of your intention to vote in person.

Who May Vote

You are entitled to vote at the Annual Meeting of Shareholders or any adjournment of the Annual Meeting of Shareholders if you are a holder of record of our common stock at the close of business on March 18, 2013. At the close of business on March 18, 2013, there were 23,439,463 shares of common stock issued, outstanding and able to be voted and no other class of equity securities outstanding. Each share of our common stock is entitled to one (1) vote at the Annual Meeting of Shareholders on all matters properly presented. Abstentions and broker "non-votes" will be treated as present for purposes of a quorum.

Quorum and Voting Information

The presence at the Annual Meeting of Shareholders of a majority of the votes of our common stock entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting of Shareholders.

Assuming a quorum, the five (5) nominees for Director will be elected as Directors of Altisource so long as the votes cast in favor of each such person exceed the votes cast to withhold authority for such person. You may vote in favor of or withhold authority to vote for one (1) or more nominees for Director.

The following proposals will be approved if the votes cast in favor of the action exceed the votes cast opposing the action: the proposal to approve the appointment of Deloitte & Touche LLP to be our independent registered certified public accounting firm for 2013 and Deloitte Audit S.à r.l. to be our certified auditor for all statutory accounts as required by Luxembourg law for the same period; the proposal to approve the Luxembourg Statutory Accounts; the proposal to receive and approve the Directors' reports for the Luxembourg Statutory Accounts; the proposal to allocate the results and part of the distributable reserve in the Luxembourg Annual Accounts; the proposal to ratify the declaration and payment of the interim dividends in connection with the separation of Residential and AAMC from Altisource Portfolio Solutions S.A.; the proposal to approve the discharge of each of the current and past Directors of Altisource Portfolio Solutions S.A. for the performance of their mandate during the years ended December 31, 2009 to 2012; and any other matter properly submitted for your consideration at the Annual Meeting of Shareholders (other than the election of Directors).

Abstentions will not be counted in determining the votes cast in connection with the foregoing matters. Other than with respect to the approval of our independent registered accounting firm, in the event of a broker "non-vote," brokers may not vote on behalf of their clients on the above proposals. A broker "non-vote" occurs when a shareholder has not provided voting instructions to the broker on a non-routine item.

If the shares you own are held in "street name" by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your bank or brokerage firm provides you. You will receive a Notice of Internet Availability of Proxy Materials that will tell you how to access our proxy materials and vote your shares via the Internet. It also will tell you how to request a paper or e-mail copy of our proxy materials. Please contact your bank or brokerage firm for further information.

ELECTION OF DIRECTORS
(Proposal One)

Our Articles of Association provide that our Board of Directors shall consist of no less than three (3) and no more than seven (7) members with the exact number to be fixed by our Board of Directors.

We are proposing the five (5) nominees listed below for election as Directors at the Annual Meeting of Shareholders for a one (1) year term or until their successors are elected and qualified. All nominees currently serve as our Directors. There are no arrangements or understandings between any nominee and any other person for selection as a nominee.

If any nominee is unable or unwilling to stand for election at the time of the Annual Meeting of Shareholders, the person or persons appointed as proxies will nominate and vote for a replacement nominee or nominees recommended by our Board of Directors. At this time, our Board of Directors knows of no reason why any of the nominees would not be able or willing to serve as Director if elected.

Nominees for Director

The following table sets forth certain information concerning our nominees for Director:

Name	Age(1)	Director Since	Executive Committee	Audit Committee	Compensation Committee	Nomination/ Governance Committee
William C. Erbey	63	2009	X(2)			X(2)(3)
William B. Shepro	44	2009	X
Roland Müller-Ineichen	52	2009		X(2)	X	X
Timo Vättö	48	2009		X	X(2)	X
W. Michael Linn	64	2011		X	X	X(2)(3)
(1)
As of March 18, 2013
(2)
Committee Chairman for 2012
(3)
Mr. Erbey resigned from the Nomination/Governance Committee in March 2012. Mr. Linn was appointed to the Committee, and as Chairman of the Committee, in March 2012.

The principal occupation for the last five (5) years and additional biographical information of each Director of Altisource is set forth below.

All our Directors bring to Altisource's Board of Directors a wealth of executive leadership experience derived from their service as executives of large corporations.

William C. Erbey.    Mr. Erbey was appointed as the Chairman of the Board of Directors of Altisource in July 2009. Mr. Erbey has also served as the Chairman of the Board of Directors of Ocwen Financial Corporation ("Ocwen"), Altisource's former parent company, since September 1996 and as the Chief Executive Officer of Ocwen from January 1988 to October 2010. He served as the President of Ocwen from January 1988 to May 1998. From 1983 to 1985, Mr. Erbey served as a Managing General Partner of The Oxford Financial Group, a private investment partnership that was the predecessor of Ocwen. He is also the founder of Home Loan Servicing Solutions, Ltd. ("HLSS") and has served as its Chairman since December 2010. He also has served as Chairman of the Board of Directors of Residential since July 2012 and as Chairman of the Board of Directors of AAMC since March 2012. From 1975 to 1983, Mr. Erbey served at General Electric Capital Corporation in various capacities, including as President and Chief Operating Officer of General Electric Mortgage Insurance

Corporation, Program and General Manager of the Commercial Financial Services Department and President of Acquisition Funding Corporation. He holds a Bachelor of Arts in Economics from Allegheny College and a Master of Business Administration from Harvard University.

Mr. Erbey's extensive experience as the Chairman and Chief Executive Officer of Ocwen demonstrates his leadership capability and business acumen. His experience in the mortgage services industry brings valuable financial, operational and strategic expertise to our Board of Directors.

William B. Shepro.    Mr. Shepro was appointed Chief Executive Officer and to the Board of Directors of Altisource in July 2009. Mr. Shepro previously served as the President and Chief Operating Officer of Ocwen Solutions at Ocwen. From 2003 until 2009, he served as President of Global Servicing Solutions, LLC, a joint venture between Ocwen and Merrill Lynch. Mr. Shepro also held the positions of Senior Vice President of Ocwen Recovery Group and Senior Vice President, Director and Senior Manager of Commercial Servicing at Ocwen. He joined Ocwen in 1997. Mr. Shepro serves on the Boards of Altisource and certain subsidiaries. He holds a Bachelor of Science in Business from Skidmore College and a Juris Doctorate from the Florida State University College of Law.

Mr. Shepro's day-to-day leadership and intimate knowledge of our business and operations provides the Board of Directors with Company-specific experience and expertise. Furthermore, Mr. Shepro's legal background and operational experience in the residential and commercial mortgage servicing industries provide the Board of Directors with valuable strategic and operational insights.

Roland Müller-Ineichen.    Mr. Müller-Ineichen was appointed to the Board of Altisource in July 2009. He also serves on the Board of Directors of Bank Arner SA, a provider of private banking services based in Lugano, Switzerland; of SWA Swiss Auditors AG, a private company based in Freienbach, Switzerland that provides auditing and consulting services for financial institutions in Switzerland; of Citibank (Switzerland) Ltd. based in Zurich and Geneva, Switzerland, a subsidiary of Citi Group that provides private banking services to High Net Worth Individuals; and of Sberbank (Switzerland) Ltd, based in Zurich, Switzerland, a subsidiary of Sberbank Russia, offering trade finance and corporate banking services. In addition, from May 2010 until September 2011, Mr. Müller-Ineichen served as a member of the Board of Directors of Absolute Private Equity AG, a Switzerland-based investment company. Mr. Müller-Ineichen served as a Partner with KPMG Switzerland and KPMG Europe LLP where he was the lead partner on audits of national and international Banks, Security Dealers and Fund Management Companies. Mr. Müller-Ineichen began working in the Zurich office of KPMG in June 1995 as a Senior Manager in the audit department focused on the banking and financial services industries and served as a Partner from January 1999 until his retirement in December 2008. Prior to KPMG, Mr. Müller-Ineichen progressed through various audit and managerial roles with Switzerland-based financial institutions. Mr. Müller-Ineichen is a Swiss Certified Public Accountant. He completed a commercial and banking business apprenticeship with UBS in 1980. Mr. Müller-Ineichen holds a Business Commerce degree.

Mr. Müller-Ineichen's past employment experience provides the Board of Directors with accounting expertise, and his experience in the financial services industry provides the Board of Directors with valuable strategic and financial insights. Furthermore, Mr. Müller-Ineichen is financially literate and qualifies as a financial expert as required by NASDAQ listing standards and SEC rules.

Timo Vättö.    Mr. Vättö was appointed to the Board of Directors of Altisource in August 2009. He is the founder and owner of Vättö Management Services AG, a provider of independent corporate advisory services to corporations, institutional investors and private families, which was founded in November 2008. Previously, Mr. Vättö was employed by Citigroup in Switzerland and the U.S. for almost twenty years in senior client coverage and business head roles within the client franchise management and business origination functions for Corporate and Investment Banking, most recently as Head of Swiss Investment Banking. In addition, from 2004 to 2009, Mr. Vättö served as a member of the Board of Directors, including as a member of the Audit Committee, of Citibank (Switzerland) AG, part of Citigroup's Wealth Management Business. Mr. Vättö holds a Master of Science, Economics and Business Administration from the University of Tampere (Finland).

Mr. Vättö's experience with Vättö Management Services AG and Citigroup makes him financially literate and qualifies him as a financial expert as required pursuant to NASDAQ listing standards and SEC rules, and his knowledge of the financial services industry provides the Board of Directors with subject matter expertise.

W. Michael Linn.    Mr. Linn was appointed to the Board of Altisource in May 2011. Mr. Linn also serves on the Board of Directors and as President and Chief Executive Officer of Greensleeves LLC, where he focuses on increasing the use of alternative energy to power buildings. In addition, he is a private investor in energy-related industries. Mr. Linn previously served on the Board of Directors of Ocwen from August 2002 to May 2008 and as the Executive Vice President of Sales and Marketing of Ocwen from February 2004 to May 2007. He served on the Board of Directors of National Lime and Stone from 1994 through 2012. Prior to joining Ocwen, Mr. Linn served on the Board of Directors and as the Executive Vice President of Sales and Marketing of Solomon Software, Inc., a corporation now owned by Microsoft Corporation. He has also served on the Board of Directors and as President and Chief Executive Officer of Saunders, Inc., a venture backed, privately held financial services and technology solutions company. Mr. Linn holds a Bachelor of Arts from Harvard College and a Master of Business Administration from Harvard University.

Mr. Linn's extensive experience in rolling out emerging technologies and in the development of strategic relationships brings valuable operational sales and strategic expertise to our Board of Directors. Furthermore, Mr. Linn is financially literate and qualifies as a financial expert as required by NASDAQ listing standards and SEC rules.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board of Directors plays an active role in overseeing management and representing the interests of the shareholders. Directors are expected to attend all meetings of the Board of Directors, the meetings of committees on which they serve and the Annual Meeting of Shareholders. Directors are also consulted for advice and counsel between formal meetings.

Our Board of Directors held six (6) meetings in 2012. Each incumbent Director attended at least 75% of these meetings as well as the meetings held by all committees of our Board of Directors on which they served during the period. Although we do not have a formal policy regarding Director attendance at the Annual Meeting of Shareholders, our Directors are expected to attend. All of the incumbent members of our Board of Directors attended our 2012 Annual Meeting of Shareholders.

Independence of Directors

Our Corporate Governance Guidelines provide that our Board of Directors must be comprised of a majority of Directors who qualify as independent Directors under NASDAQ listing standards and applicable law.

Our Board of Directors annually reviews the direct and indirect relationships that we have with each Director. The purpose of this review is to determine whether any transactions or relationships are inconsistent with a determination that the Director is independent. Only those Directors who are determined by our Board of Directors to have no material relationship with Altisource are considered independent. This determination is based in part on the analysis of questionnaire responses that follow the independence standards and qualifications established by NASDAQ and applicable law. The Board of Directors also considers beneficial ownership of our common stock by each of the Directors, as set forth under "Security Ownership of Certain Beneficial Owners and Related Shareholder Matters," although our Board of Directors generally believes that stock ownership tends to further align a Director's interests with those of our other shareholders. Our current Board of Directors has determined that Messrs. Erbey, Linn, Müller-Ineichen and Vättö are independent Directors.

Board Leadership Structure

Our Board of Directors has no fixed policy with respect to the separation of the offices of Chairman of the Board of Directors and Chief Executive Officer. Our Board of Directors retains the discretion to make this determination on a case-by-case basis from time to time as it deems to be in the best interests of the Company and our shareholders at any given time. The Board of Directors currently believes that separating the positions of Chief Executive Officer and Chairman is the best structure to fit the Company's needs. As our Chief Executive Officer, Mr. Shepro is responsible for our day-to-day operations and for formulating and executing our long-term strategies in collaboration with the Board of Directors. As Chairman of the Board of Directors, Mr. Erbey leads the Board and oversees meetings of the Board of Directors and the delivery of information necessary for the Board's informed decision-making.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nomination/Governance Committee and an Executive Committee. A brief description of these committees is provided below.

Audit Committee.    The Audit Committee of our Board of Directors oversees the relationship with our independent registered certified public accounting firm, reviews and advises our Board of Directors with respect to reports by our independent registered certified public accounting firm and monitors our compliance with laws and regulations applicable to our operations, including the evaluation of significant matters relating to the financial reporting process and our system of accounting, internal controls, auditing and federal securities law matters and the review of the scope and results of the annual audit conducted by the independent registered certified public accounting firm.

The members of the Audit Committee for 2012 were Messrs. Linn, Müller-Ineichen and Vättö. Each member of our Audit Committee is independent as defined in regulations adopted by the SEC and NASDAQ listing standards. Our Board of Directors has determined that all members of our Audit Committee are financially literate, possess accounting or related financial management expertise within the meaning of NASDAQ listing standards and qualify as audit committee financial experts as that term is defined in SEC rules. Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Audit Committee reviews and approves its charter. The Committee evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The charter was last reviewed by the Audit Committee in February 2013. The Committee met seven (7) times in 2012.

Compensation Committee.    The Compensation Committee of our Board of Directors oversees our compensation and employee benefit plans and practices. Our Compensation Committee also evaluates and makes recommendations to our Board of Directors for human resource and compensation matters relating to our named executive officers. The Compensation Committee reviews with the Chief Executive Officer and Chief Administration Officer and subsequently approves all executive compensation plans, any executive severance or termination arrangements and any equity compensation plans that are not subject to shareholder approval. The Compensation Committee also has the power to review our other compensation plans, including the goals and objectives thereof and to recommend changes to these plans to our Board of Directors. The Compensation Committee has authority to administer awards under the 2009 Equity Incentive Plan. The Compensation Committee has the authority to retain independent counsel or other advisers as it deems necessary in connection with its responsibilities at our expense. The Compensation Committee may request that any of our Directors, officers, employees or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests.

The members of the Compensation Committee for 2012 were Messrs. Linn, Müller-Ineichen and Vättö. Each member of the Compensation Committee is independent as defined by NASDAQ listing standards. While we have no specific qualification requirements for members of the Compensation Committee, our members have knowledge and experience regarding compensation matters as developed through their respective business experience in both management and advisory roles, including general business management, executive compensation and employee benefits experience. We feel that their collective achievements and knowledge provide us with extensive diversity in experience, culture and viewpoints. The Corporate Secretary develops the meeting calendar for the year based on committee member availability and other relevant events within our Company calendar. Compensation Committee meeting agendas are generally developed by our Corporate Secretary and our Compensation Committee Chairman. Generally, at the end of each scheduled meeting, all participants other than the Compensation Committee members withdraw from the meeting and the Compensation Committee meets in executive session.

Our Compensation Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Compensation Committee reviews and approves its charter. The Committee evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The charter was last reviewed by the Compensation Committee in February 2013. The Committee met three (3) times in 2012.

Certain executives are involved in the design and implementation of our executive compensation programs, including the Chief Executive Officer and Chief Administration Officer, who may be present at Compensation Committee meetings. These executives annually review the performance of each executive officer (other than the Chief Executive Officer, whose performance is reviewed by the Compensation Committee in consultation with the Chairman of the Board) and present their conclusions and recommendations regarding incentive award amounts to the Compensation Committee for its consideration and approval. The Committee can exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations; however, executive compensation matters are generally delegated to the Chief Executive Officer and Chief Administration Officer for development and execution.

Compensation Committee Interlocks and Insider Participation.    No member of the Compensation Committee was at any time during the 2012 fiscal year or at any other time an officer or employee of the Company, and no member had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K. None of our named executive officers has served on the Board of Directors or compensation committee of any other entity that has or had one (1) or more named executive officers who served as a member of our Board of Directors or our Compensation Committee during the 2012 fiscal year.

Nomination/Governance Committee.    The Nomination/Governance Committee of our Board of Directors makes recommendations to our Board of Directors of individuals qualified to serve as Directors and committee members for our Board of Directors; advises our Board of Directors with respect to Board of Directors composition, procedures and committees; develops and presents our Board of Directors with a set of corporate governance principles and oversees the evaluation of our Board of Directors and our management.

The members of the Nomination/Governance Committee during 2012 were Messrs. Erbey, Linn, Müller-Ineichen and Vättö. In March 2012, Mr. Linn replaced Mr. Erbey on the Committee. Each member of our Nomination/Governance Committee is independent as defined in NASDAQ listing standards.

Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Nomination/Governance Committee reviews and approves its charter. The Committee evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The charter was last reviewed by the Nomination/Governance Committee in February 2013. The Committee met three (3) times in 2012.

It is the policy of our Nomination/Governance Committee to consider candidates for Director recommended by you, our shareholders. In evaluating all nominees for Director, our Nomination/Governance Committee takes into account the applicable requirements for Directors under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and NASDAQ listing standards. In addition, our Nomination/Governance Committee takes into account Altisource's best interests as well as such factors as knowledge, experience, skills, expertise, diversity and the interplay of the candidate's experience with the background of other members of our Board of Directors.

Pursuant to the Company's Diversity Policy, the Nomination/Governance Committee considers diversity when it recommends Director nominees to the Board of Directors, viewing diversity in an expansive way to include differences in prior work experience, viewpoint, education and skill set. In particular, the Nomination/Governance Committee considers diversity in professional experience, skills, expertise, training, broad-based business knowledge and understanding of the Company's business environment when recommending Director nominees to the Board of Directors, with the objective of achieving a Board with diverse business and educational backgrounds. Board members should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve the Company's governance and strategic needs. The Nomination/Governance Committee periodically reviews the skills and attributes of Board members within the context of the current make-up of the full Board of Directors as the Nomination/Governance Committee deems appropriate. The Nomination/Governance Committee does not discriminate against candidates for the Board of Directors based on race, color, religion, sex, sexual orientation or national origin.

The Nomination/Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are anticipated. Various potential candidates for Director are then identified. Candidates may come to the attention of the Nomination/Governance Committee through current members of the Board of Directors, professional search firms, shareholders or industry sources.

In evaluating a particular candidate, the Nomination/Governance Committee will consider factors other than the candidate's qualifications including the current composition of the Board of Directors, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluation of other prospective nominees.

In connection with this evaluation, one or more members of the Nomination/Governance Committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the Nomination/Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors determines the nominees after considering the recommendation and report of the Nomination/Governance Committee. Should you recommend a candidate for Director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee. To date, no shareholder or group of shareholders owning more than 5% of our common stock has put forth any Director nominees.

If you want to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board of Directors, you can do so by writing to our Corporate Secretary at Altisource Portfolio Solutions S.A., 291, route d'Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg. You should provide each proposed nominee's name, biographical data and qualifications. Your recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director. For consideration at the 2014 Annual Meeting of Shareholders, we must receive your recommendations by December 3, 2013.

Executive Committee.    Our Executive Committee is generally responsible to act on behalf of our Board of Directors during the intervals between meetings of our Board of Directors. Our Board of Directors has authorized the Committee to approve and/or to designate in writing certain individuals to approve ordinary course of business actions that are required to be documented by counterparties but do not require action by the Board of Directors or its committees. Such actions would include approving, signing and executing checks and electronic funds transmissions, dissolving or merging our wholly-owned subsidiaries and performing such other ministerial actions on such terms, conditions and limits as the Committee deems appropriate in its sole discretion.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by our Board of Directors provide guidelines for us and our Board of Directors to ensure effective corporate governance. The Corporate Governance Guidelines cover topics such as Director qualification standards, Board of Directors and committee composition, Director responsibilities, Director access to management and independent advisors, Director compensation, Director orientation and continuing education, management succession and annual performance appraisals of the Board of Directors.

Our Nomination/Governance Committee reviews our Corporate Governance Guidelines at least once a year and, if necessary, recommends changes to our Board of Directors. Our Corporate Governance Guidelines are available on our website at www.altisource.com and are available to any shareholder who requests them by writing to our Corporate Secretary at Altisource Portfolio Solutions S.A., 291, route d'Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg.

Executive Sessions of Non-Management Directors

Non-management Directors met in executive session without management four (4) times in 2012.

Communications with Directors

If you desire to contact our Board of Directors or any individual Director regarding Altisource, you may do so by mail addressed to our Corporate Secretary at Altisource Portfolio Solutions S.A., 291, route d'Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg. Communications received in writing are distributed to our Board of Directors or to individual Directors, as appropriate, depending on the facts and circumstances outlined in the communication received.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our Directors, officers and employees as required by NASDAQ rules. We have also adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer and our Chief Financial Officer. Any waivers from the Code of Business Conduct and Ethics for Directors or named executive officers or the Code of Ethics for Senior Financial Officers must be approved by our Board of Directors or the Audit Committee and will be subsequently disclosed when required by SEC or NASDAQ rules. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our website at www.altisource.com and are available to any shareholder who requests a copy by writing to our Corporate Secretary at 291, route d'Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under SEC or NASDAQ rules, either will be posted on our website or otherwise disclosed in accordance with such rules.

Risk Management and Oversight Process

Our Board of Directors and each of its committees are involved in overseeing risk associated with the Company. The Board of Directors and the Audit Committee monitor Altisource's credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors. In its periodic meetings with internal and external auditors, the Audit

Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs. In its periodic meetings with the external auditors, the Audit Committee discusses the external audit scope, the external auditors' responsibility under the Standards of the Public Company Accounting Oversight Board ("PCAOB"), accounting policies and practices and other required communications. The Board of Directors and the Nomination/Governance Committee monitor the Company's governance and succession risks by regular reviews with management. The Board of Directors and the Compensation Committee monitor the Company's compensation policies and related risks by regular reviews with management. The Board of Directors' role in risk oversight is consistent with the Company's leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company's risk exposure, and the Chairman, the Board of Directors and its committees providing oversight in connection with these efforts.

BOARD OF DIRECTORS COMPENSATION

The following table discloses compensation received by each non-management member of our Board of Directors who served as a Director during fiscal year 2012. Our management Directors do not receive an annual retainer or any other compensation for their service on the Board of Directors.

Name	Fees Earned Or Paid in Cash	Stock Awards(1)	Option Awards	All Other Compensation	Total
Roland Müller-Ineichen	$61,500.00	$73,811	-	-	$135,311
Timo Vättö	$59,000.00	$73,811	-	-	$132,811
William C. Erbey	$100,250.00	$383,823(2)	-	-	$484,073
W. Michael Linn	$57,750.00	$73,811	-	-	$131,561
(1)
Non-management Directors who attend an aggregate of at least 75% of all meetings of the Board of Directors and Committees on which they serve annually receive an award of Altisource common stock with an aggregate fair market value of $45,000 as determined on the first day of the service year by the average of the high and low prices of the common stock as reported on the NASDAQ.

(2)
On December 11, 2012, Mr. Erbey was granted (i) 52,589 shares of restricted common stock in AAMC (the "AAMC Restricted Stock") with an aggregate grant date fair value of $310,012. The AAMC Restricted Stock will vest in three tranches, subject to the achievement of the following performance hurdles:

•
25% will vest in accordance with the vesting schedule set forth below if the market value of AAMC stock meets all three of the following conditions: (i) the market value is at least equal to $250 million; (ii) the market value has realized a compounded annual gain of at least 20% over the market value on the date of the grant; and (iii) the market value is at least double the market value on the date of the grant.

•
50% will vest in accordance with the vesting schedule set forth below if the market value of AAMC stock meets all three of the following conditions: (i) the market value is at least equal to $500 million; (ii) the market value has realized a compounded annual gain of at least 22.5% over the market value on the date of the grant; and (iii) the market value is at least triple the market value on the date of the grant.

•
25% will vest in accordance with the vesting schedule set forth below if the market value of AAMC stock meets all three of the following conditions: (i) the market value is at least equal to $750 million; (ii) the market value has realized a compounded annual gain of at least 25% over the market value on the date of the grant; and (iii) the market value is at least quadruple the market value on the date of the grant.

The AAMC Restricted Stock will vest according to the following vesting schedule:

  •
  25% of each tranche will vest on the first anniversary of the date when the three conditions for that tranche are met.

  •
  The remaining 75% will vest in substantially equal installments on each of the first three anniversaries of the initial vesting of the applicable tranche.

If an award recipient's service with the Company or any of its affiliates is terminated prior to full vesting of the AAMC Restricted Stock, then the award recipient will forfeit all unvested AAMC Restricted Stock to AAMC, except that if (i) an award recipient's service is terminated either by the

Company (or an affiliate) without cause or due to death or disability and (ii) a performance hurdle has already been achieved or is achieved within ninety days of termination, unvested stock for the corresponding tranche will continue to vest according to the above vesting schedule.

Cash Compensation

We provide the following cash compensation to our non-management Directors in quarterly installments:

  •
  an annual retainer of $49,000;
  •
  an additional $50,000 to the Chairman of the Board of Directors;
  •
  an additional $12,500 to the Audit Committee chairperson;
  •
  an additional $5,000 to all committee chairpersons (other than the Audit Committee chairperson); and
  •
  an additional $5,000 to all Audit Committee members.

Equity Compensation

As part of Director compensation, non-management Directors annually receive shares of common stock of Altisource with a fair market value of $45,000. "Fair Market Value" is defined as the average of the high and low prices of the common stock as reported on the NASDAQ on the first day of the service year. Equity compensation is paid for the prior year of service after the annual organizational meeting of the Board of Directors which immediately follows the Annual Meeting of Shareholders. Shares will be awarded if the Director attends an aggregate of at least 75% of all meetings of the Board of Directors and committees thereof of which the Director is a member during the service year. New non-management directors elected at the Annual Meeting of Shareholders are granted a one (1) time award of 500 shares of common stock. 25% of these shares vest on each anniversary of the award date.

Other Compensation

Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees. Under Luxembourg law and our Articles of Association, Directors' compensation is subject to review and adjustment by the shareholders from time to time.

Any Director compensation may be prorated for a Director serving less than a full one (1) year term as in the case of a Director joining the Board of Directors after an Annual Meeting of Shareholders but during the service year.

NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following table sets forth certain information with respect to each person who currently serves as one of our named executive officers but does not serve on our Board of Directors. Our named executive officers are elected annually by our Board of Directors and generally serve at the discretion of our Board of Directors. There are no arrangements or understandings between us and any person for election as our named executive officer. None of our Directors and/or named executive officers are related to any other Director and/or named executive officer of Altisource or any of its subsidiaries by blood, marriage or adoption.

Name(1)	Age	Position
Michelle D. Esterman	40	Chief Financial Officer
Kevin J. Wilcox	49	Chief Administration Officer and General Counsel
(1)
All information set forth herein is as of March 18, 2013.

The principal occupation for the last five (5) years, as well as certain other biographical information, for each of our named executive officers that is not a Director is set forth below.

Michelle D. Esterman.    Ms. Esterman serves as Chief Financial Officer of Altisource. Before joining Altisource in March 2012, she served as Senior Manager, Audit & Enterprise Risk Services, for Deloitte & Touche LLP since 2003 and in various positions within Deloitte & Touche LLP from 1996 to 2003, including a two year rotation with Deloitte Touche Tohmatsu. Ms. Esterman began her career with Georgia Pacific Corporation in 1994 and is a Certified Public Accountant (Florida). She holds a Bachelor of Business Administration with a concentration in Accounting and a Master of Accountancy with a concentration in Tax from the University of North Florida.

Prior to hiring Ms. Esterman, the Company determined that her employment with Deloitte & Touche LLP presented no independence issues that could prevent her from assuming the position of Chief Financial Officer of the Company.

Kevin J. Wilcox.    Mr. Wilcox serves as Chief Administration Officer and General Counsel of Altisource. Before joining Altisource in August 2009, he served as Executive Vice President, Chief Administration Officer and Corporate Secretary for Ocwen since May 2008. Mr. Wilcox previously served as the Senior Vice President of Human Resources and Corporate Services. He joined Ocwen in March 1998 as Senior Manager, Litigation in the Law Department, where he was responsible for the management and resolution of all corporate litigation. He holds a Bachelor of Science in Business Administration from the University of Florida and a Juris Doctorate from the Florida State University College of Law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND RELATED SHAREHOLDER MATTERS

Beneficial Ownership of Common Stock

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the record date by:

  •
  each Director and named executive officer of Altisource;
  •
  all Directors and named executive officers of Altisource as a group; and
  •
  all persons known by Altisource to own beneficially 5% or more of the outstanding common stock.

The table is based upon information supplied to us by Directors, executive officers and principal shareholders and filings under the Exchange Act. Unless otherwise indicated, the address of all persons below is: 291, Route d'Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg.

Shares Beneficially Owned as of March 18, 2013(1)

Name of Beneficial Owner:	Amount	Percent
FMR LLC(2)	2,031,803	7.91%
Neuberger Berman Group LLC(3)	1,885,767	7.34%

Directors and Named Executive Officers:
William C. Erbey(4)	6,780,071	26.40%
William B. Shepro(5)	432,379	1.68%
Michelle D. Esterman	10,969	*
Roland Müller-Ineichen(6)	9,998	*
Timo Vättö(7)	8,998	*
W. Michael Linn(8)	16,719	*
Kevin J. Wilcox(9)	269,605	1.05%
All Directors and Named Executive Officers as a Group (7 persons)	7,528,739	29.32%
*
Less than 1%

(1)
For purposes of this table, an individual is considered the beneficial owner of shares of common stock if he or she directly or indirectly has, or shares, voting power or investment power as defined in the rules promulgated under the Exchange Act. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares. No shares have been pledged as security by the named executive officers or Directors.

(2)
Based on information contained in a Schedule 13G filed with the SEC on February 14, 2013 by FMR LLC ("FMR"). Includes 331,627 shares as to which sole voting power and 2,031,803 shares as to which sole dispositive power is claimed. FMR's address is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)
Based on information contained in a Schedule 13G filed jointly with the SEC on February 13, 2013 by Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds ("Neuberger"). Includes 1,841,670 shares as to which shared voting power and 1,885,767 shares as to which shared dispositive power is claimed. Neuberger's address is 605 Third Avenue, New York, New York 10158.

(4)
Includes options to acquire 844,728 shares which are exercisable on or within 60 days after March 18, 2013. Includes 5,933,524 shares held by Salt Pond Holdings, LLC, a United States Virgin Islands limited liability company, of which the members are William C. Erbey and his spouse, E. Elaine Erbey; FF Plaza Limited Partnership, a Delaware partnership, of which the partners are Mr. and Mrs. Erbey and Delaware Permanent Corporation, a Delaware corporation wholly owned by Mr. Erbey; and Erbey Holding Corporation, a Delaware corporation, wholly owned by Mr. Erbey. Includes 375 shares of unvested restricted common stock, subject to forfeiture until vested.

(5)
Includes options to acquire 407,516 shares which are exercisable on or within 60 days after March 18, 2013. Includes 24,863 shares held by the William B. Shepro Revocable Trust. Mr. and Mrs. William B. Shepro share voting and dispositive power with respect to these shares.

(6)
Includes 375 shares of unvested restricted common stock, subject to forfeiture until vested.

(7)
Includes 375 shares of unvested restricted common stock, subject to forfeiture until vested.

(8)
Includes (a) 1,000 shares held by Brown's Valley Development Co, LP, (b) 400 shares held by Mr. Linn's minor child(ren) and (c) 2,000 shares held by W M Linn Trust. Includes 375 shares of unvested restricted common stock, subject to forfeiture until vested.

(9)
Includes options to acquire 268,873 shares which are exercisable on or within 60 days after March 18, 2013.

Equity Compensation Plan Information

The following table sets forth information as of the end of the most recently completed fiscal year with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	3,060,309	$17.69	2,585,741

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our named executive officers, Directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Named executive officers, Directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based upon the Company's review of Section 16(a) reports, the Company believes that all Section 16(a) filing requirements applicable to such reporting persons were complied with in 2012, except that the following Section 16 reports were filed late as a result of an administrative oversight: William C. Erbey filed one late report, which covered two transactions, and W. Michael Linn filed one late report, which covered two transactions.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction, Philosophy and Objectives

We believe an effective executive compensation program aligns executives' interests with shareholders by rewarding performance that achieves or exceeds specific financial targets and strategic goals designed to improve shareholder value. We seek to provide our executives with long-term incentive opportunities that promote consistent, high-level financial performance and to promote individual service longevity. The Compensation Committee evaluates both performance and compensation annually to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To achieve these objectives, we generally believe executive compensation packages should include both cash and equity-based compensation that rewards performance as measured against established goals.

This compensation discussion and analysis provides information regarding the following:

  •
  compensation programs for our Chief Executive Officer, Chief Financial Officer and Chief Administration Officer and General Counsel;
  •
  overall objectives of our compensation program and what it is designed to reward;
  •
  each element of compensation that we provide; and
  •
  the reasons for the compensation decisions we have made regarding these individuals.

Our named executive officers for 2012 are:

Name	Position
William B. Shepro	Chief Executive Officer
Kevin J. Wilcox	Chief Administration Officer and General Counsel
Michelle D. Esterman(1)	Chief Financial Officer
Robert D. Stiles(2)	Chief Financial Officer
(1)
Ms. Esterman joined the Company as Chief Financial Officer effective March 12, 2012
(2)
Mr. Stiles resigned as Chief Financial Officer effective March 1, 2012

Role of Executive Officers in Compensation Decisions

Certain executives are involved in the design and implementation of our executive compensation programs including the Chief Executive Officer and Chief Administration Officer, who are typically present at Compensation Committee meetings. These executives annually review the performance of each executive officer (other than the Chief Executive Officer, whose performance is reviewed by the Compensation Committee) and present their conclusions and recommendations regarding incentive award amounts to the Compensation Committee for its consideration and approval. The Committee can exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations; however, executive compensation matters are generally delegated to the Chief Executive Officer and Chief Administration Officer for development and execution.

Role of Compensation Consultant

To further the objectives of our compensation program, our Compensation Committee conducted an analysis of the compensation levels of certain of our named executive officers in conjunction with Exequity LLP ("Exequity"), an independent compensation consultant, pursuant to the Compensation Committee's continuing engagement with Exequity.

As part of its analysis, Exequity provided research and presented information to the Committee related to compensation trends and "best practices" in executive compensation among peer group companies in a similar line of business and of similar size to Altisource. Executive compensation data and other resources reviewed by Exequity set the foundation for the Committee's review and analysis of executive compensation levels. Please see "Compensation Increases for Certain Officers" for information on the peer group companies the Compensation Committee used in its analysis.

Employment Agreements

As required by Luxembourg law, Altisource has entered into employment agreements with William B. Shepro, our Chief Executive Officer, Kevin J. Wilcox, our Chief Administration Officer and General Counsel, Michelle D. Esterman, our Chief Financial Officer and Robert D. Stiles, our former Chief Financial Officer (January – March 2012). The employment terms continue indefinitely until the executive's separation from the Company. The contracts provide for a base salary and annual incentive compensation based on the satisfaction of relevant performance criteria. In addition, the executives may receive benefits such as health care or a contributory retirement plan. Altisource reimburses each executive for reasonable costs properly incurred by such executive in the course of his or her employment with the Company including, without limitation, reimbursement of relocation expenses and the provision of certain allowances as described in the Executive Compensation section below.

In order to terminate the contract, each party must provide notice in accordance with the time periods set forth in article L.124-1 of the Luxembourg Labour Code. In the event of the executive's termination by the Company for "cause," no notice is required. In addition, in the event that the executive's employment is terminated by the Company without "cause" or, in some instances, the executive resigns for "good reason," the executive will receive severance benefits. Furthermore, the executive may be entitled to receive redundancy payments in accordance with article L.124-7 of the Luxembourg Labour Code upon certain terminations.

The contracts also provide for a covenant to maintain our confidential information and to enter into an intellectual property agreement. In addition, the executive is bound by a non-solicitation covenant for a period of one (1) year following the termination of the contract. The agreements are governed in accordance with the laws of the Grand Duchy of Luxembourg.

Elements of Compensation

The current compensation package for our named executive officers consists of base salary and annual incentive compensation. This compensation structure was developed in order to provide each named executive officer with a competitive salary while emphasizing an incentive compensation element that is tied to the achievement of corporate goals and strategic initiatives as well as individual performance. We believe that the following elements of compensation are appropriate in light of our performance, industry, current challenges and environment.

Base Salary.    Base salaries for our named executive officers are established based on individual qualifications and job responsibilities while taking into account compensation levels at similarly situated companies for similar positions.

Base salaries of the named executive officers are reviewed annually during the performance appraisal process with adjustments made based on market information, internal review of the executive officer's compensation in relation to other officers, individual performance of the executive officer and corporate performance. Salary levels are also considered upon a promotion or other change in job responsibility. Salary adjustment recommendations are based on our overall performance and an analysis of compensation levels necessary to maintain and attract quality personnel. The Compensation

Committee sets the base salary for the Chief Executive Officer and approves the base salaries for all other named executive officers.

Additionally, under Luxembourg law, all salaries are required to be adapted based upon the cost of living index in the Grand Duchy of Luxembourg. On October 1, 2012, there was a required 2.5% increase in all salaries pursuant to this law. Our Chief Executive Officer and named executive officers' salaries were adjusted accordingly. Please see "Compensation Increases of Certain Officers" for a discussion of other salary increases for our named executive officers.

Annual Incentive Compensation.    Pursuant to an annual incentive plan, a participant can earn cash, restricted stock and stock option awards as determined by the Compensation Committee. The plan provides the Compensation Committee and our management with the authority to establish incentive award guidelines which are further discussed below.

Each named executive officer has a targeted annual cash incentive award that is expressed as a percentage of his or her annual cash total target compensation. In 2012, 40-60% of total annual cash target compensation was payable only upon achievement of certain minimum Company and individual performance levels. The appropriate targeted percentage varies based upon the nature and scope of each named executive officer's responsibilities. The table below reflects the percentage of each named executive officer's target total annual cash compensation that was allocated to each of base salary and incentive compensation in 2012 and each named executive officer's actual total annual cash compensation that was allocated to each of base salary and incentive compensation in 2012:

Name	Base Salary % of Target Total Annual Cash Compensation in 2012	Incentive Compensation % of Target Total Annual Cash Compensation in 2012	Base Salary % of Actual Total Annual Cash Compensation in 2012	Incentive Compensation % of Actual Total Annual Cash Compensation in 2012
William B. Shepro	40%	60%	31%	69%
Kevin J. Wilcox	50%	50%	41%	59%
Michelle D. Esterman(1)	60%	40%	51%	49%
Robert D. Stiles(2)	60%	40%	100%	0%
(1)
Ms. Esterman joined the Company as Chief Financial Officer effective March 12, 2012, and her incentive compensation for the 2012 fiscal year has been prorated from that date.

(2)
Mr. Stiles resigned as Chief Financial Officer of the Company effective March 1, 2012 and did not receive any incentive compensation for the 2012 fiscal year.

Our annual incentive-based cash compensation is structured to motivate executives to achieve pre-established key performance indicators by rewarding the executives for such achievement. This is accomplished by utilizing a balanced scorecard methodology which incorporates multiple financial and non-financial performance indicators developed through our annual strategic planning process to enhance Company performance and long-term shareholder value. This corporate scorecard is approved annually by the Compensation Committee and/or the full Board of Directors and is utilized by the Compensation Committee as a factor to determine the appropriate amount of incentive compensation to be paid to the Chief Executive Officer and other executive officers. During development of the corporate scorecard each year, the Compensation Committee considers the level of difficulty associated with attainment of each goal in the scorecard. The intent of the Compensation Committee is to establish the target goal at a level that is challenging to achieve. For 2012, our corporate scorecard was approved by our Board of Directors at our Board of Directors meeting on March 9, 2012. Certain amendments to our corporate scorecard were approved by our Board of Directors at subsequent Board of Directors meetings.

Our corporate scorecard for 2012, as amended, and corresponding achievement levels are detailed below:

2012 Corporate Scorecard Elements
Achievement Levels
Element	Threshold	Target	Outstanding	Level Achieved
Achieve Service Revenue Target	$344.4 million	$405.1 million	$465.9 million	$466.9 million - Outstanding
Achieve EPS Target	$3.81 diluted EPS	$4.12 diluted EPS	$4.43 diluted EPS(1)	$4.43 diluted EPS - Outstanding
Successfully complete the key strategic initiatives of the Company	See Strategic Initiatives below	See Strategic Initiatives below	See Strategic Initiatives below	See Strategic Initiatives below

(1)  At our Board of Directors meeting on February 12, 2013, the Board of Directors approved an amendment to the 2012 executive scorecards whereby the Outstanding achievement level was amended. The amendment was designed to adjust for (a) unbudgeted interest expense associated with the Company's $200 million senior secured term loan and (b) higher-than budgeted expenses associated with the rental property management business and the spin-offs of AAMC and Residential. In making its determination, the Board of Directors considered that service revenue, market capitalization and diluted EPS grew by 39%, 73% and 60% respectively in 2012 over 2011 and that the Company accomplished certain significant strategic initiatives in 2012 that we believe positions the Company to achieve sustained long-term growth.

Strategic Initiatives
Levels of Achievement
Level Achieved
Element		Threshold	Target	Outstanding
1.	Improve REO timelines	Achieve predetermined threshold level timelines	Achieve predetermined target level timelines	Achieve predetermined outstanding level timelines	Target
2.	Enhance recruiting, training and business unit floor transition processes to increase pull through and improve retention and performance	5% improvement in pull through	10% improvement in pull through	15% improvement in pull through	Outstanding
3.	Enhance quality of business product and process for respective business department(s)	Achieve predetermined threshold quality level	Achieve predetermined target quality level	Achieve predetermined outstanding quality level	Outstanding
4.	Launch rental property management business	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Outstanding
5.	Create and implement an efficient legal and tax structure for the rental business	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Outstanding

Strategic Initiatives
Levels of Achievement
Level Achieved
Element		Threshold	Target	Outstanding
6.	Improve foreclosure process and maintain quality	Achieve predetermined threshold level of performance standards and quality levels	Achieve predetermined target level of performance standards and quality levels	Achieve predetermined outstanding level of performance standards and quality levels	Above Target at 137.5%(1)
7.	Deliver NextGen REAL Suite applications	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Target
8.	Enhance legacy REAL Suite application	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Threshold
9.	Maintain business unit level compliance with regulatory requirements	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Outstanding
10.	Improve effectiveness and efficiency of origination management services	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Outstanding
11.	Effectively implement a capacity management strategy	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Target
12.	Hire key positions	Hire 15 of the 21 positions by January 31, 2013	Hire 17 of the 21 positions by January 31, 2013	Hire 19 of the 21 positions by January 31, 2013	Target
13.	Implement workforce and workplace management tool	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Target
14.	Establish a rolling thirteen month forecast process and develop a 3-year annual forecast	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Outstanding
15.	Complete build out and funding of NewSource Reinsurance Co. and establish direct title insurance in the U.S. and reinsurance to NewSource	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Outstanding
16.	Develop additional mortgage related insurance products and services through data and market analytics	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Threshold

(1)
Three out of four metrics achieved at Outstanding and one at Target.

The incentive award for our Chief Executive Officer is structured so that compensation opportunities are related to (i) the Company's performance versus the objectives established in the corporate scorecard (80%), and (ii) a performance appraisal (20%). The incentive awards of our other named executive officers are structured so that compensation opportunities are related to (i) performance within the corporate, business unit or support unit scorecard as expressly assigned in each executive's scorecard (80%) (of which 50% or more is weighted on Corporate Financial Objectives), and (ii) a performance appraisal (20%).

The components in each scorecard are weighted individually based on relevance to the ultimate financial performance of the Company and the importance of the achievement to the success of our corporate strategy. Within each component of the scorecard, there are three (3) established levels of achievement: threshold, target and outstanding. Each level of achievement is tied to a relative point on a percentage scale which indicates the executive officer's level of goal achievement within each component of the scorecard. Achieving the threshold level of achievement will earn the executive officer 50% of the target incentive compensation tied to such goal; the target level of achievement will earn the executive officer 100% of the target incentive compensation tied to such goal and the outstanding level of achievement will earn the executive officer 150% of the target incentive compensation tied to such goal. Any achievement below the threshold level will not entitle the executive to compensation for the associated goal.

The goals and initiatives are further cascaded down through the organization to all of our incentive-eligible employees in their personal scorecards which are tied to performance against goals that are directly linked to corporate profitability and the achievement of our corporate strategic initiatives. The scorecards are communicated to all incentive-eligible employees by the Human Resources Department or the employee's immediate supervisor and are available to employees in our performance management tracking system. Performance against such scorecards is reviewed with senior management on a monthly basis through monthly business reviews and after the end of each year. This incentive compensation structure is intended to align the goals of our incentive-eligible employees with the overall success of the Company, while establishing clear performance standards within their respective business or support units.

The 2012 personal scorecards for our Chief Executive Officer and other named executive officers and their corresponding levels of achievement are as follows:

Levels of Achievement
		2012 Scorecard Elements				Level Achieved
Name	%		Threshold	Target	Outstanding
	20%	Achieve Service Revenue Target	$344.4 million	$405.1 million	$465.9 million	$466.9 million
	30%	Achieve EPS Target	$3.81 diluted EPS	$4.12 diluted EPS	$4.43 diluted EPS	$4.43 diluted EPS
William B. Shepro	30%	Successfully complete the key strategic initiatives of the Company	Weighted Average of 60% for Strategic Initiatives 1,4,5,6,7,8,9, 12,14,15,16	Weighted Average of 80% for Strategic Initiatives 1,4,5,6,7,8,9, 12,14,15,16	Weighted Average of 100% for Strategic Initiatives 1,4,5,6,7,8,9, 12,14,15,16	Achievement of 150%
	20%	Achieve Service Revenue Target	$344.4 million	$405.1 million	$465.9 million	$466.9 million
Kevin J. Wilcox	30%	Achieve EPS Target	$3.81 diluted EPS	$4.12 diluted EPS	$4.43 diluted EPS	$4.43 diluted EPS
	30%	Successfully complete the key strategic initiatives of the Company	See Strategic Initiatives 2,3,5,9,10,11,12	See Strategic Initiatives 2,3,5,9,10,11,12	See Strategic Initiatives 2,3,5,9,10,11,12	Weighted Average Achievement of 130%
	20%	Achieve Corporate Service Revenue Target	$344.4 million	$405.1 million	$465.9 million	$466.9 million
Michelle D. Esterman(1)	30%	Achieve EPS Target	$3.81 diluted EPS	$4.12 diluted EPS	$4.43 diluted EPS	$4.43 diluted EPS
	30%	Successfully complete the key strategic initiatives of the Company	See Strategic Initiatives 5,13,14,15	See Strategic Initiatives 5,13,14,15	See Strategic Initiatives 5,13,14,15	Weighted Average Achievement of 140%
	20%	Achieve Corporate Service Revenue Target	-	-	-	-
Robert D. Stiles(2)	30%	Achieve EPS Target	-	-	-	-
	30%	Successfully complete the key strategic initiatives of the Company	-	-	-	-
(1)
Ms. Esterman joined the Company as Chief Financial Officer effective March 12, 2012, and her incentive compensation for the 2012 fiscal year has been prorated from that date.

(2)
Mr. Stiles resigned as Chief Financial Officer effective March 1, 2012, and he was therefore not eligible for 2012 incentive compensation.

Executives have 20% of their incentive compensation determined by their performance appraisal for the service year. Each of our named executive officers performs a self-assessment as to his or her performance against his or her goals for the applicable year. Our Chief Executive Officer utilizes these assessments, as well as his own observations, to prepare a written performance appraisal for each of the other executive officers. These performance appraisals rate performance on objective criteria related to two key factors: (i) the executive's ability to improve and develop their organization throughout the year, and (ii) the executive's strategic contributions to the direction of the Company.

The Chief Executive Officer's scorecard performance and personal performance appraisal are determined by the Compensation Committee in consultation with the Chairman taking into consideration whether the Company's performance and corresponding incentive results present a fair representation of the Chief Executive Officer's performance.

For our executives other than the Chief Executive Officer, the Chief Executive Officer, in conjunction with the Chief Administration Officer, presents the personal scorecard performance and the performance appraisal scores to the Compensation Committee and makes recommendations as to the incentive compensation for each executive officer. The Compensation Committee evaluates the recommendations in light of the Company's overall performance and the executive's business unit or support unit's performance and makes the final compensation award determinations for each executive. Annual incentive compensation is paid to our executives and other incentive-eligible employees following this determination. For 2012, incentive compensation was awarded accordingly. Please see the Summary Compensation Table under Executive Compensation for the actual amounts awarded in 2012.

Generally, at the first Board of Directors meeting of the fiscal year, the Compensation Committee approves the corporate scorecard and annual incentive components for the Chief Executive Officer and other executives for the upcoming year. The Company's 2013 key performance indicators have been developed and approved by the Board of Directors at the February 12, 2013 Board of Directors meeting.

The corporate scorecard for 2013 includes achieving an overall revenue target, achieving business segment specific revenue and pre-tax income targets and increasing earnings per share. In addition, the corporate scorecard provides for successful completion of strategic initiatives established to enhance long-term corporate and shareholder value.

The 2013 corporate strategic initiatives relate to:

  •
  Improving performance through operational effectiveness and efficiency
  •
  Developing, implementing and scaling new services
  •
  Diversifying revenue and customer base
  •
  Maintaining compliance

Setting Compensation Levels

We believe our executive compensation programs are effectively designed and working well in alignment with the interests of our shareholders and are instrumental to achieving our business strategy. In determining executive compensation for fiscal year 2012, our Compensation Committee considered the overwhelming shareholder support that the "Say-on-Pay" proposal received at our May 18, 2011 Annual Meeting of Shareholders. As a result, our Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider shareholder concerns and feedback in the future. The next "Say-on-Pay" vote will be at our 2014 Annual Meeting of Shareholders.

From time to time, the Company conducts benchmarking on Chief Executive Officer and other named executive officer compensation among peer companies of comparable size, industry, location and similar attributes that may compete with Altisource for qualified management talent.

Compensation Increases for Certain Officers

In the third quarter 2012, our Compensation Committee most recently conducted compensation benchmarking with the assistance of its compensation consultant, Exequity. Exequity assisted the Compensation Committee in reviewing the compensation levels for the Chief Executive Officer and the Chief Administration Officer and General Counsel.

Exequity reviewed the pay levels for these named executive officers compared to pay levels among our peer companies, as analyzed by management, to help identify the competitive positioning of our pay practices.

In order to provide a robust array of pay benchmarking data, Exequity reviewed executive pay among two sets of companies:

  •
  A primary peer group of 14 companies with similar operational dynamics as Altisource, but which includes companies larger than Altisource (revenues ranging from $278MM - $3.8B). This peer group consists of the following companies: CoreLogic, Inc., Equifax, EXL Service Holdings Inc., First American Financial Corporation, Fleetcor Technologies Inc., Genpact Ltd., Highwoods Properties Inc., iGate, Lenders Processing Services, Nationstar Mortgage Holdings, TNS Inc., Virtusa Corp., WP Carey & Co LLC and Wright Express.

  •
  A secondary peer group of 8 of the 14 above companies (revenues ranging between $278MM - $780MM) that excluded the peer companies with considerably greater annual revenues than Altisource. This peer group consists of the following companies: EXL Service Holdings Inc., Fleetcor Technologies Inc., Highwoods Properties Inc., iGate, Nationstar Mortgage Holdings, TNS Inc., Virtusa Corp., WP Carey & Co LLC and Wright Express.

Additionally, utilizing a similar benchmarking analysis and other relevant factors, the Compensation Committee reviewed the compensation levels for the Chief Financial Officer in the first quarter of 2013.

All information was obtained from publicly available proxy disclosures and included base salary, annual incentive compensation and long-term incentive compensation.

The Compensation Committee believes this peer group benchmarking methodology provides a fair representation of the competitive arena for executive talent and is an effective approach for setting compensation levels to ensure that the Company's pay practices allow it to attract and retain executive employees of the highest quality.

Based on the benchmarking analyses, performance, retention and other relevant considerations, the Compensation Committee reviewed recommendations and determined appropriate base salary and annual incentive compensation targets for the Chief Executive Officer and the Chief Administration Officer and General Counsel in the third quarter of 2012, and for the Chief Financial Officer in the first quarter of 2013.

Please see "Role of Compensation Consultant" for further information regarding our use of an independent compensation consultant.

The Board approved the following increases to the base salaries of the following named executive officers, effective as of September 1, 2012 for Messrs. Shepro and Wilcox, and March 1, 2013 for Ms. Esterman:

Officer	Previous Base Salary ($)	New Base Salary ($)	Resulting Base Salary Increase (%)
Mr. William B. Shepro, Chief Executive Officer	464,376	540,000	16

Mr. Kevin J. Wilcox, Chief Administration Officer and General Counsel	382,325	425,000	11

Ms. Michelle D. Esterman, Chief Financial Officer	276,000	315,000	12

The Board determined that the ratio of the base compensation and the incentive compensation to the total compensation would remain the same. The target incentive compensation for each executive was therefore increased by the same percentage as the executive's base salary:

Officer	Previous Target Incentive Compensation ($)	New Target Incentive Compensation ($)	Resulting Target Incentive Compensation Increase (%)
Mr. William B. Shepro, Chief Executive Officer	696,564	810,000	16

Mr. Kevin J. Wilcox, Chief Administration Officer and General Counsel	382,325	425,000	11

Ms. Michelle D. Esterman, Chief Financial Officer	184,000	210,000	12

Mr. Shepro, Mr. Wilcox and Ms. Esterman's employment contracts were amended accordingly.

Equity Incentive Plan

The Compensation Committee, in cooperation with senior management, implemented the 2009 Equity Incentive Plan. The purpose of the 2009 Equity Incentive Plan is to provide additional incentives to key employees to make extraordinary contributions to the Company, to assist with the retention of key employees and to align the interests of our employees with the interests of our shareholders. The 2009 Equity Incentive Plan is administered by the Compensation Committee and authorizes the award of restricted stock, options, stock appreciation rights, stock purchase rights or other equity-based awards to our employees. Options awarded under the 2009 Equity Incentive Plan may be either "incentive stock options" as defined in Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options, as determined by the Compensation Committee.

Each award granted under the 2009 Equity Incentive Plan is evidenced by a written award agreement between the participant and us, which describes the award and states the terms and conditions to which the award is subject. If any shares subject to award are forfeited or if any award terminates, expires or lapses without being exercised, shares of common stock subject to such award will again be available for future award.

In line with the objectives of our compensation philosophy, Ms. Esterman received 58,500 stock options to purchase the Company's common stock pursuant to the 2009 Equity Incentive Plan when she joined the Company as Chief Financial Officer on March 12, 2012. The vesting schedule for these options has a service-based component, in which 25% of the options vest in equal increments over four years, and a market-based component, in which up to 75% of the options could vest in equal increments, with 25% vesting immediately upon the achievement of certain performance criteria related to the Company's stock price and its annualized rate of return and the remaining 75% vesting over the next three years. Two-thirds of the performance-based options would commence vesting if the stock price realizes a compounded annual gain of at least 20% over the exercise price, so long as the stock price is at least double the exercise price. The remaining third of the performance-based options would commence vesting if the stock price realizes a 25% compounded annual gain, so long as it is at least triple the exercise price.

Additionally, on August 14, 2012, the Board of the Company approved, on the recommendation of our Compensation Committee, a plan pursuant to which AAMC Restricted Stock would be granted to our named executives. On December 11, 2012, the following grants were made pursuant to the plan. Mr. Shepro was granted 29,216 shares of AAMC Restricted Stock with an aggregate fair value of $172,228. Mr. Wilcox was granted 14,608 shares of AAMC Restricted Stock with an aggregate fair value of $86,114. Ms. Esterman was granted 8,765 shares of AAMC Restricted Stock with an aggregate fair value of $51,670.

The AAMC Restricted Stock will vest in three tranches, subject to the achievement of the following performance hurdles:

  •
  25% will vest in accordance with the vesting schedule set forth below if the market value of AAMC stock meets all three of the following conditions: (i) the market value is at least equal to $250 million; (ii) the market value has realized a compounded annual gain of at least 20% over the market value on the date of the grant; and (iii) the market value is at least double the market value on the date of the grant.

  •
  50% will vest in accordance with the vesting schedule set forth below if the market value of AAMC stock meets all three of the following conditions: (i) the market value is at least equal to $500 million; (ii) the market value has realized a compounded annual gain of at least 22.5% over the market value on the date of the grant; and (iii) the market value is at least triple the market value on the date of the grant.

  •
  25% will vest in accordance with the vesting schedule set forth below if the market value of AAMC stock meets all three of the following conditions: (i) the market value is at least equal to $750 million; (ii) the market value has realized a compounded annual gain of at least 25% over the market value on the date of the grant; and (iii) the market value is at least quadruple the market value on the date of the grant.

The AAMC Restricted Stock will vest according to the following vesting schedule:

  •
  25% of each tranche will vest on the first anniversary of the date when the three conditions for that tranche are met.

  •
  The remaining 75% will vest in substantially equal installments on each of the first three anniversaries of the initial vesting of the applicable tranche.

If an award recipient's service with the Company or any of its affiliates is terminated prior to full vesting of the AAMC Restricted Stock, then the award recipient will forfeit all unvested AAMC Restricted Stock to AAMC, except that if (i) an award recipient's service is terminated either by the Company (or an affiliate) without cause or due to death or disability and (ii) a performance hurdle has already been achieved or is achieved within ninety days of termination, unvested stock for the corresponding tranche will continue to vest according to the above vesting schedule.

Stock Ownership Policies

Although we do not have stock ownership requirements, our philosophy is that equity ownership by our Directors and executives is important to attract, motivate, retain and align their interests with the interests of our shareholders. The Compensation Committee believes that the Company's equity incentive plans are adequate to achieve this philosophy. We also maintain a management directive detailing our trading window period policy for Directors, executive officers and other employees and our insider trading policy.

Other Compensation

The Compensation Committee's policy with respect to other employee benefit plans is to provide benefits to our employees, including our executive officers, that are comparable to benefits offered by companies of a similar size to ours. A competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly qualified employees.

Potential Payments upon Termination or Change in Control

Below is a description of the amounts payable to each named executive officer assuming the executive's employment had terminated under various scenarios, or a change of control had occurred, on December 31, 2012 (the last business day of fiscal year 2012). Due to the number of factors that affect the nature and amount of any benefits under the various scenarios, actual amounts paid or distributed may be different.

As noted above, our Chief Executive Officer, Chief Financial Officer and Chief Administration Officer and General Counsel have entered into employment agreements with the Company. Under these agreements, if employment is terminated by the executive's retirement or disability, as defined therein, the Company will pay all standard relocation costs to relocate the officer to the United States. If the Company terminates the employment of the officer other than for "cause" and, in some instances, where employment is terminated for "good reason" by the officer, the Company is obligated to make a cash payment of between four and twelve months' salary. In the case of the Chief Executive Officer and Chief Administration Officer, the Company will be obligated to pay one (1) year's target incentive compensation in such instance. Additionally, in the event that the Company terminates the employment of the officer other than for "cause" after October 1 of the service year and before incentives are paid for the prior service year, the officer is entitled to receive incentive compensation for such service year. In these instances, the Company will also pay all standard relocation costs to relocate the named executive officer to the United States. If the named executive officer is terminated by the Company for "cause", the Company may terminate without notice and with no liability to make any further payment to the executive, other than amounts accrued and unpaid at the date of termination.

All named executive officers have options granted pursuant to the 2009 Equity Incentive Plan. A portion of the options vest over time in equal installments (the "Service-based Options"), and the remaining options will vest based on applicable Company performance (the "Market-based Options"). Upon termination of an executive officer's employment other than for cause, the executive officer would be entitled to retain any vested portion of prior equity awards granted as well as any unvested Market-based Options where the vesting hurdles have already been achieved. Additionally, upon termination of an executive officer's employment without cause or upon his or her retirement, the executive officer would be entitled to retain unvested Market-based Options where the vesting hurdles are achieved within ninety (90) days of the termination. Generally, for termination not due to death, disability or retirement, the executive officer has six (6) months within which to exercise stock options pursuant to our stock option agreements. Any portion of an equity award not vested will be forfeited in any circumstance unless alternate arrangements are made in the discretion of the Compensation Committee. Furthermore, pursuant to each stock option agreement granting an equity award, upon termination of an executive for cause, all outstanding stock options awarded pursuant to such stock option agreement are forfeited.

Certain of the stock option agreements provide for accelerated vesting as set forth below. Upon a named executive officer's retirement, disability, death, termination by the Company without "cause" or termination by the named executive officer for "good reason," all Service-based Options will immediately vest. Additionally, pursuant to these certain agreements, if there is a "change of control event," as defined in the applicable stock option agreement, all options, including Service-based Options and Market-based Options, will vest.

Upon his retirement, disability, death, termination by the Company without "cause" or termination by Mr. Shepro for "good reason," Mr. Shepro would receive $1,885,500 from the accelerated vesting of options. Upon a "change in control," Mr. Shepro would receive $6,988,664 from the accelerated vesting of options.

Upon his retirement, disability, death, termination by the Company without "cause" or termination by Mr. Wilcox for "good reason," Mr. Wilcox would receive $927,000 from the accelerated vesting of options. Upon a "change in control," Mr. Wilcox would receive $3,776,887 from the accelerated vesting of options.

Upon her retirement, disability, death, or termination by the Company without "cause," Ms. Esterman would receive $339,593 from the accelerated vesting of options. Upon a "change in control," Ms. Esterman would receive $1,188,562 from the accelerated vesting of options.

Pursuant to his Separation Agreement, Mr. Stiles retained all of his vested options, received a $100,000 severance payment and a $52,330 tax equalization payment for 2011 earnings and will be provided tax equalization and preparation for 2012 consistent with past practice during the term of Mr. Stiles' employment.

Tax Considerations

The timing of compensation decisions is driven by a variety of tax considerations. In order to avoid being considered deferred compensation under Section 409A of the Code and to be deductible for the prior tax year, our annual incentive awards with respect to the prior year must be paid out by March 18 for employees of the Company who are U.S. taxpayers.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included on pages 20 through 32 of this proxy statement with management.

Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee: Timo Vättö, Chairman W. Michael Linn, Director Roland Müller-Ineichen, Director

April 2, 2013

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses compensation received by our Chief Executive Officer, our Chief Financial Officer and our Chief Administration Officer and General Counsel for fiscal years 2010, 2011 and 2012.

Name and Principal Position	Year	Salary(1)		Stock Awards(2)	Option Awards(3)(4)	Non-Equity Incentive Compensation(5)	All Other Compensation(6)		Total
William B. Shepro	2010	$445,471		-	$2,892,000	$994,500	$106,425		$4,438,396
Chief Executive Officer	2011	$455,888		-	-	$854,789	$274,584		$1,585,261
	2012	$488,487	(7)	$172,228	-	$1,099,095	$385,512	(8)	$2,145,322
Kevin J. Wilcox	2010	$363,632		-	$1,446,000	$500,500	$150,076		$2,460,208
Chief Administration	2011	$375,437		-	-	$425,182	$131,143		$931,762
Officer and General Counsel	2012	$395,686	(9)	$86,114	-	$569,788	$236,419	(10)	$1,288,007
Michelle D. Esterman	2010	n/a		n/a	n/a	n/a	n/a		n/a
Chief Financial Officer(11)	2011	n/a		n/a	n/a	n/a	n/a		n/a
	2012	$223,564	(12)	$51,670	$1,009,418	$218,012	$82,553	(13)	$1,585,217
Robert D. Stiles	2010	$272,065		-	$1,960,737	$243,800	$56,890		$2,533,492
Chief Financial Officer(14)	2011	$284,672		-	-	-	$90,588		$375,260
	2012	$48,952		-	-	-	$178,532	(15)	$227,484
(1)
Represents amounts earned in corresponding year.

(2)
Represents the grant date fair value of AAMC Restricted Stock granted to our named executive officers on December 11, 2012, which grants are subject to the vesting conditions described in our Compensation Discussion & Analysis under "Equity Incentive Plan." We determined the grant date fair value of these stock awards using a Monte Carlo simulation valuation methodology.

(3)
For awards of options, the amount disclosed represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. We estimated the grant date fair value of stock option awards in 2010 and 2012 using a Black-Scholes option-pricing model and a binomial option pricing model utilizing the following assumptions:

Service-based Awards - Black-Scholes Option Pricing Model
Performance Year	Expected Volatility (%)	Expected Dividend Yield (%)	Exercise Price ($)	Risk-Free Interest Rate (%)	Expected Term in Years
2010	47% - 50%	-	$22.01 - $24.85	2.82% - 3.12%	7.00
2011	-	-	-	-	-
2012	35%	-	$63.43	1.17%	6.25

Market-based Awards - Binomial Option Pricing Model
Performance Year	Expected Volatility (%)	Expected Dividend Yield (%)	Exercise Price ($)	Risk-Free Interest Rate (%)	Contract Term in Years
2010	51% - 52%	-	$22.01 - $25.85	0.02% - 3.66%	13
2011	-	-	-	-	-
2012	35%	-	$63.43	0.09% - 2.04%	14

(4)
Outstanding Altisource stock options have been adjusted to reflect the distribution of AAMC and Residential stock to Altisource shareholders in two spin-off transactions completed on December 21, 2012. All holders of Altisource stock option awards, including AAMC and Residential employees and those who remained with Altisource after the spin-off transactions, received the following:

•
New AAMC stock options to acquire the number of shares of AAMC equal to the product of (a) the number of Altisource stock options held on the date of the spin-off of AAMC and (b) the distribution ratio of one (1) share of AAMC common stock for every ten (10) shares of Altisource common stock;

•
New Residential stock options to acquire the number of shares of Residential equal to the product of (a) the number of Altisource stock options held on the date of the spin-off of Residential and (b) the distribution ratio of one (1) share of Residential common stock for every three (3) shares of Altisource common stock; and

•
Adjusted Altisource stock options for the same number of shares of Altisource common stock with a reduced exercise price per stock option.

  We determined the exercise price of the new Residential and AAMC stock option and the adjusted Altisource stock option in a manner so that the fair value of the adjusted Altisource stock award and the new Residential and AAMC stock options immediately following the spin-offs was equivalent to the fair value of such Altisource stock award immediately prior to the spin-offs. No incremental share-based compensation was recognized as a result of this adjustment.

(5)
Consists of the cash portion of incentive compensation bonus related to performance measures satisfied in the year indicated and awarded in the first quarter of the following year.

(6)
Consists of contributions by Altisource to each executive officer for car allowances, housing allowances, goods and services allowance, educational allowances and tax equalization allowance as detailed below.

(7)
Represents Mr. Shepro's average base salary for 2012. Mr. Shepro's annual base salary was $464,376 from January 1, 2012 through August 31, 2012, $526,829 from September 1, 2012 to September 30, 2012 and $540,000 from October 1, 2012 through December 31, 2012.

(8)
Includes $57,166 for housing allowance, $5,275 for a car allowance, $36,871 for education allowance, $23,499 for goods and services allowance, $15,107 for travel allowance, $26,341 for medical benefits, $44,250 of estimated 2012 tax payments, $5,100 for tax preparation services and a $171,903 tax equalization allowance for 2011 earnings. Mr. Shepro also has access to a Company car while in Luxembourg. These amounts do not include the impact of the tax gross-up on the benefits.

(9)
Represents Mr. Wilcox's average base salary for 2012. Mr. Wilcox's annual base salary was $382,325 from January 1, 2012 through August 31, 2012, $414,634 from September 1, 2012 to September 30, 2012 and $425,000 from October 1, 2012 through December 31, 2012.

(10)
Includes $28,934 for housing allowance, $23,499 for goods and services allowance, $9,294 for medical benefits, $45,800 of estimated 2012 tax payments, $5,100 for tax preparation services and a $123,792 tax equalization allowance for 2011 earnings. Mr. Wilcox also has access to a Company car while in Luxembourg. These amounts do not include the impact of the tax gross-up on the benefits.

(11)
Ms. Esterman joined the Company as Chief Financial Officer effective March 12, 2012.

(12)
Represents Ms. Esterman's average base salary for 2012. Ms. Esterman's annual base salary was $276,000 from March 12, 2012 through September 30, 2012 and $282,900 from October 1, 2012 through December 31, 2012.

(13)
Includes a $30,000 sign-on bonus, $30,743 for housing allowance, $7,612 for travel allowance, $10,000 for settling-in allowance and $4,198 for home finding assistance. Ms. Esterman also has access to a Company car while in Luxembourg. These amounts do not include the impact of the tax gross-up on the benefits.

(14)
Mr. Stiles resigned as Chief Financial Officer effective March 1, 2012.

(15)
Includes $5,600 for housing allowance, $1,502 for medical benefits, $19,100 of estimated 2012 tax payments and a $52,330 tax equalization allowance for 2011 earnings. Also includes a $100,000 severance payment that Mr. Stiles received in exchange for executing a separation agreement. Mr. Stiles also had access to a Company car while in Luxembourg. These amounts do not include the impact of the tax gross-up on the benefits.

Grants of Plan Based Awards for 2012

The following table provides information related to non-equity incentive plan compensation and equity incentive plan awards pursuant to our annual incentive compensation, our 2009 Equity Incentive Plan and the Altisource Asset Management Corporation 2012 Equity Incentive Plan for services rendered in fiscal year 2012 by the individuals named in the Summary Compensation Table.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum
William B. Shepro	12/11/12	$366,365	$732,730	$1,099,095	29,216			$172,228

Kevin J. Wilcox	12/11/12	$197,843	$395,686	$593,529	14,608			$86,114

Michelle D. Esterman	3/12/12 12/11/12	$74,153	$148,306	$222,461	8,765	14,625 29,250 14,625	$60.76 $60.76 $60.76	$333,450 $505,148 $170,820 $51,670

Robert D. Stiles(4)

(1)
These amounts represent the possible non-equity compensation that may have been earned by each respective executive officer in 2012 under the different achievement levels presented on their personal scorecards which are more fully discussed in our Compensation Discussion and Analysis.
(2)
Represents the AAMC Restricted Stock granted to our named executive officers pursuant to the Altisource Asset Management Corporation 2012 Equity Incentive Plan on December 11, 2012, which is subject to the vesting conditions described in our Compensation Discussion and Analysis under "Equity Incentive Plan."
(3)
Granted pursuant to our 2009 Equity Incentive Plan. The vesting schedule for these options has a service-based component, in which 25% of the options vest in equal increments over four years, and a market-based component, in which up to 75% of the options could vest in equal increments, with 25% vesting immediately upon the achievement of certain performance criteria related to the Company's stock price and its annualized rate of return and the remaining 75% vesting over the next three years. Two-thirds of the performance-based options would commence vesting if the stock price realizes a compounded annual gain of at least 20% over the exercise price, so long as the stock price is at least double the exercise price. The remaining third of the performance-based options would commence vesting if the stock price realizes a 25% compounded annual gain, so long as it is at least triple the exercise price.
(4)
Mr. Stiles resigned as Chief Financial Officer effective March 1, 2012.

Grant of Restricted Stock in Altisource Asset Management Corporation

On December 11, 2012, the following grants were made to employees of the Company pursuant to the Altisource Asset Management 2012 Equity Incentive Plan. Mr. Shepro was granted 29,216 shares of Restricted Stock with an aggregate fair value of $172,228. Mr. Wilcox was granted 14,608 shares of Restricted Stock, with an aggregate fair value of $86,114. Ms. Esterman was granted 8,765 shares of Restricted Stock with an aggregate fair value of $51,670.

The AAMC Restricted Stock is subject to restrictions on transferability and a substantial risk of forfeiture and is intended to retain, motivate and align members of the Company's management with regard to its future performance and that of AAMC.

The vesting conditions of the AAMC Restricted Stock are described in our Compensation Discussion and Analysis under "Equity Incentive Plan."

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards as of December 31, 2012 for the individuals named in the Summary Compensation Table.

	Option Awards					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(3)	Option Exercise Price(4)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
William B. Shepro	1,993			$7.06	1/31/2014
	7,969			$12.26	1/31/2014
	12,051			$9.19	1/31/2015
	13,230			$11.02	1/31/2016
	9,459			$13.58	5/10/2017
	51,563	17,187(5)		$9.14	7/14/2018
	137,500			$9.14	7/14/2018
	68,751			$9.14	7/14/2018
	60,000	60,000(6)		$23.80	5/19/2020
	15,000	45,000(7)		$23.80	5/19/2020
	30,000	30,000(8)		$23.80	5/19/2020	29,216	$2,395,712
Kevin J. Wilcox	749			$7.06	1/31/2014
	2,996			$12.26	1/31/2014
	4,798			$9.19	1/31/2015
	5,948			$11.02	1/31/2016
	8,130			$13.58	5/10/2017
	38,751	12,916(5)		$9.14	7/14/2018
	103,334			$9.14	7/14/2018
	51,667			$9.14	7/14/2018
	30,000	30,000(6)		$23.80	5/19/2020
	7,500	22,500(7)		$23.80	5/19/2020
	15,000	15,000(8)		$23.80	5/19/2020	14,608	$1,197,856
Michelle D. Esterman			14,625(9)	$60.76	3/12/2022
		14,625(11)		$60.76	3/12/2022
	7,313	21,937(12)		$60.76	3/12/2022	8,765	$711,350
Robert D. Stiles	--	--	--	--	--	--	--
(1)
Represents the AAMC Restricted Stock granted to our named executive officers pursuant to the Altisource Asset Management Corporation 2012 Equity Incentive Plan on December 11, 2012, which is subject to the vesting conditions described in our Compensation Discussion and Analysis under "Equity Incentive Plan."

(2)
Options awarded where the performance hurdles have been achieved but remain subject to additional Service-based criteria.

(3)
Options awarded where the performance hurdles have not been achieved.

(4)
The exercise price of each outstanding stock option of Altisource was adjusted to reflect the value of Residential and AAMC common stock distributed to Altisource shareholders in connection with the spin-off transactions completed on December 21, 2012.

(5)
Options vest on June 15, 2013.

(6)
Options vest in two (2) equal installments on December 6, 2013 and December 6, 2014.

(7)
Options vest in three (3) equal installments on July 2, 2013, July 2, 2014 and July 2, 2015.

(8)
Options vest in two (2) equal installments on May 19, 2013 and May 19, 2014.

(9)
25% of options vest upon Altisource achieving a stock price of $182.28 and an annual rate of return of 25% over the exercise price with the balance vesting 25% each subsequent anniversary thereof.

(10)
Ms. Esterman joined the Company effective March 12, 2012.

(11)
Options vest in four (4) equal installments on March 12, 2013, March 12, 2014, March 12, 2015 and March 12, 2016.

(12)
Options vest in three (3) equal installments on October 24, 2013, October 24, 2014 and October 24, 2015.

Option Exercises

The following table provides information regarding the exercise of stock options during the fiscal year ended December 31, 2012 for our named executive officers:

Name	No. Shares Acquired on Exercise	Exercise Price	Exercise Amount	Market Price	Market Value	Value Realized on Exercise
William B. Shepro	7,018(1)	$3.35	$23,529	$83.85	$588,474	$564,945
William B. Shepro	679(1)	$2.23	$1,514	$83.85	$56,935	$55,420
Kevin J. Wilcox	2,649(1)	$3.35	$8,881	$63.90	$169,271	$160,389
Kevin J. Wilcox	1,766(1)	$2.23	$3,940	$63.90	$112,847	$108,907
Robert D. Stiles(2)	14,583	$14.15	$206,349	$60.56	$883,146	$676,797
Robert D. Stiles	11,435	$22.01	$251,684	$60.56	$692,504	$440,820
Robert D. Stiles	232	$22.01	$5,106	$60.56	$14,050	$8,944
Robert D. Stiles	550	$24.85	$13,668	$63.05	$34,678	$21,010
Robert D. Stiles	21,950	$24.85	$545,458	$63.79	$1,400,191	$854,733
(1)
These options were awarded as a result of the separation from Ocwen due to options that had originally been awarded while the executive was employed at Ocwen and would have expired as of January 31, 2013 if not exercised.

(2)
Mr. Stiles resigned as Chief Financial Officer effective March 1, 2012.

APPOINTMENT OF
INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
(Proposal Two)

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP to be our independent registered certified public accounting firm for the year ending December 31, 2013 and Deloitte Audit S.à r.l. to be our certified auditor for all statutory accounts as required by Luxembourg law for the same period (together "Deloitte"). The Audit Committee has further directed that such appointment be submitted for approval by our shareholders at the Annual Meeting of Shareholders.

Representatives of Deloitte will be present at the Annual Meeting of Shareholders, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from you.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE "FOR" THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT
REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR 2013 AND DELOITTE AUDIT S.À R.L.
AS THE CERTIFIED AUDITOR FOR ALL STATUTORY ACCOUNTS AS REQUIRED BY
LUXEMBOURG LAW FOR THE SAME PERIOD

Report of the Audit Committee

The Audit Committee of the Board of Directors has:

  •
  Reviewed and discussed with management Altisource's audited financial statements as of and for the year ended December 31, 2012;

  •
  Discussed with Deloitte & Touche LLP, Altisource's independent registered certified public accounting firm, the matters required to be discussed under PCAOB standards; and

  •
  Received and reviewed the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered certified public accounting firm's communications with the Audit Committee concerning independence and discussed with Deloitte & Touche LLP their independence.

In reliance on the review and discussion referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in Altisource's annual report on Form 10-K for the year ended December 31, 2012.

Audit Committee: Roland Müller-Ineichen, Chairman W. Michael Linn, Director Timo Vättö, Director

April 2, 2013

Deloitte & Touche LLP Fees

The following table shows the aggregate fees billed to Altisource for professional services by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates in fiscal years 2011 and 2012:

Category	2011	2012
Audit Fees	$1,189,928	$1,299,347
Audit-Related Fees	-	$223,763
Tax Fees	$215,403	$417,131
All Other Fees	-	-

Total	$1,405,331	$1,940,241

Audit Fees.    This category includes the aggregate fees and expenses billed for professional services rendered for the audits of Altisource's consolidated financial statements for fiscal years 2011 and 2012, for the reviews of the financial statements included in Altisource's quarterly reports on Form 10-Q during fiscal years 2011 and 2012 and for services that are normally provided by the independent registered certified public accounting firm and affiliates in connection with statutory and regulatory filings or engagements for the relevant fiscal year.

Audit-Related Fees.    This category includes the aggregate fees billed in fiscal years 2011 and 2012 for audit-related services by the independent registered certified public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under "Audit Fees" and generally consist of fees for other attest engagements under professional auditing standards, internal control-related matters, audits of employee benefit plans and due diligence. The 2012 Audit-Related Fees represent billings related to the audits of the financial statements of Residential and AAMC included on Form 10 in connection with their spin-offs from Altisource.

Tax Fees.    This category includes the aggregate fees billed in fiscal years 2011 and 2012 for professional services rendered by the independent registered certified public accounting firm for tax compliance, tax planning and tax advice.

All Other Fees.    This category includes the aggregate fees billed in fiscal years 2011 and 2012 for products and services provided by the independent registered certified public accounting firm that are not reported above under "Audit Fees," "Audit-Related Fees" or "Tax Fees."

The Audit Committee considered the compatibility of the non-audit-related services provided by and fees paid to Deloitte & Touche LLP in fiscal years 2011 and 2012 and determined that such services and fees are compatible with the independence of Deloitte & Touche LLP.

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered certified public accounting firm in order to assure that the provision of such services does not impair the independent registered certified public accounting firm's independence. Unless a type of service to be provided by the independent registered certified public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. In fiscal years 2011 and 2012, all fees associated with the independent registered certified public accounting firm's services were pre-approved by the Audit Committee.

Representatives from Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders, will be given the opportunity to make a statement, if they desire to do so, and will be available to respond to questions from shareholders.

Audit Committee Pre-Approval Policy

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

APPROVAL OF THE COMPANY'S ANNUAL ACCOUNTS
PREPARED IN ACCORDANCE WITH LUXEMBOURG GAAP FOR
THE YEAR ENDED DECEMBER 31, 2012 AND AS AMENDED AND RESTATED
FOR THE YEARS ENDED DECEMBER 31, 2009 TO 2011,
AND ITS CONSOLIDATED FINANCIAL STATEMENTS
PREPARED IN ACCORDANCE WITH U.S. GAAP INCLUDING A FOOTNOTE
RECONCILIATION OF EQUITY AND NET INCOME TO IFRS
FOR THE YEAR ENDED DECEMBER 31, 2012
(Proposal Three)

Pursuant to Luxembourg law, the Luxembourg Statutory Accounts must be submitted each year to shareholders for approval at the Annual Meeting of Shareholders.

The Luxembourg Annual Accounts are prepared in accordance with Luxembourg GAAP and consist of a balance sheet, a profit and loss account and the notes for Altisource. There is no statement of movements in equity or statement of cash flows included in the Luxembourg Annual Accounts under Luxembourg GAAP. Profits earned by the subsidiaries of Altisource are not included in the Luxembourg Annual Accounts unless such amounts are distributed to Altisource.

The Luxembourg Annual Accounts were amended and restated as of and for each of the three years ended December 31, 2009 to 2011 to include adjustments required under Luxembourg GAAP. The amended and restated Luxembourg Annual Accounts (1) include 6.7 million common shares redeemed by the Company prior to our separation from Ocwen on August 9, 2009 within Own Shares and Reserve for Own Shares on the balance sheets, (2) remove share-based compensation expense from the profit and loss accounts and (3) remove deferred income tax balances from the balance sheets.

Accordingly, the amended and restated Luxembourg Annual Accounts as of and for the year ended December 31, 2009, show Total Assets of $65.3 million and a profit for the year then ended of $0.9 million. The amended and restated Luxembourg Annual Accounts as of and for the year ended December 31, 2010, show Total Assets of $91.9 million and a profit for the year then ended of $2.2 million. The amended and restated Luxembourg Annual Accounts as of and for the year ended December 31, 2011, show Total Assets of $178.7 million and a loss for the year then ended of $0.8 million. The Luxembourg Annual Accounts as of and for the year ended December 31, 2012, show Total Assets of $174.0 million and a profit for the year then ended of $179.1 million.

The Consolidated Accounts are prepared in accordance with U.S. GAAP, including a footnote reconciliation of equity and net income to IFRS, and consist of a balance sheet, statement of operations, statement of changes in stockholders' equity, statement of cash flows and the accompanying notes. The Consolidated Accounts present the financial position and results of operations for Altisource and all of its subsidiaries as if the individual entities were a single company. The restatements of the Luxembourg Annual Accounts described above did not result in any change to the Consolidated Accounts for such periods. As of December 31, 2012, the Consolidated Accounts show IFRS Total Equity of $162.3 million and IFRS Net Income of $113.8 million for the year then ended.

Pursuant to Luxembourg law, following shareholder approval of the Luxembourg Statutory Accounts, such accounts must be filed with the Luxembourg trade registry as public documents. If Altisource does not receive shareholder approval of the Luxembourg Statutory Accounts, we cannot make this filing.

Altisource's Luxembourg Statutory Accounts will be available to shareholders from April 15, 2013 until the conclusion of the Annual Meeting of Shareholders at Altisource's registered office.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE APPROVAL OF THE LUXEMBOURG STATUTORY ACCOUNTS

RECEIPT AND APPROVAL OF THE DIRECTORS' REPORTS FOR THE
LUXEMBOURG STATUTORY ACCOUNTS
(Proposal Four)

Under Luxembourg law, the Board of Directors is required to prepare annual Directors' reports for the Luxembourg Statutory Accounts (the "Directors' Reports"). The Directors' Reports present the Luxembourg Statutory Accounts for the relevant fiscal year(s), provide an explanation as to the results and certain other required Company matters and propose the allocation of such results to the shareholders.

The Directors' Reports for the Luxembourg Statutory Accounts will be available to shareholders from April 15, 2013 until the conclusion of the Annual Meeting of Shareholders at Altisource's registered office. Following shareholder approval of the Luxembourg Statutory Accounts, the Directors' Reports will be filed with the Luxembourg trade registry as public documents.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE "FOR" THE RECEIPT AND APPROVAL OF THE DIRECTORS' REPORTS FOR
THE LUXEMBOURG STATUTORY ACCOUNTS

ALLOCATION OF THE RESULTS AND PART OF THE DISTRIBUTABLE RESERVE
IN THE LUXEMBOURG ANNUAL ACCOUNTS
(Proposal Five)

Each year, the shareholders of Altisource are required to approve the allocation of Altisource's results as determined by the Luxembourg Annual Accounts.

Luxembourg law requires that at least 5% of the net profits, if any, for the Luxembourg Annual Accounts be allocated to a legal reserve; provided, however that an allocation ceases to be compulsory when the legal reserve reaches 10% of the share capital of Altisource, but again becomes compulsory when the reserve amount falls below this threshold.

The Board of Directors proposes that the shareholders of the Company approve the allocation of the Company's results as follows:

Year Ended December 31, 2009

  •
  An allocation to the Company's legal reserve of the profit for the financial year equal to $0.04 million, which is 5% of the net profit of the Company for the 2009 year; and

  •
  An allocation to profit brought forward of the remaining profit of $0.86 million, for a total profit of $0.9 million in 2009.

Year Ended December 31, 2010

  •
  An allocation to the Company's legal reserve of the profit for the financial year equal to $0.1 million, which is 5% of the net profit of the Company for the 2010 year; and

  •
  An allocation to profit brought forward of the remaining profit of $2.1 million, for a total profit of $2.2 million in 2010.

Year Ended December 31, 2011

  •
  An allocation of the Company's 2011 loss of $0.8 million to losses brought forward, partially offsetting profit brought forward.

Year Ended December 31, 2012

  •
  An allocation to the Company's legal reserve of the profit for the financial year equal to $2.9 million, which is the remaining legal reserve required to reach 10% of the share capital of the Company; and

  •
  An allocation to profit brought forward of the remaining profit of $176.2 million, for a total profit of $179.1 million in 2012.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE
ALLOCATION OF THE RESULTS AND PART OF THE DISTRIBUTABLE RESERVE IN THE
LUXEMBOURG ANNUAL ACCOUNTS

RATIFICATION OF THE DECLARATION AND PAYMENT OF THE INTERIM DIVIDENDS IN
CONNECTION WITH THE SEPARATION OF
ALTISOURCE RESIDENTIAL CORPORATION
AND ALTISOURCE ASSET MANAGEMENT CORPORATION FROM
THE COMPANY
(Proposal Six)

Pursuant to Luxembourg Law, the declaration and payment of interim dividends by the Board of Directors is subject to ratification by the shareholders at the following general meeting of shareholders.

On November 12, 2012, in connection with the spin-offs of Residential and AAMC, the Board of Directors authorized the declaration and payment of interim dividends to the Company's shareholders paid in kind consisting of Residential Class B Common stock (the "Residential Shares") in the amount of $100.0 million and AAMC common stock (the "AAMC Shares") in the amount of $5.0 million.

The spin-offs were completed at the close of business on Friday, December 21, 2012, and the Residential Shares and AAMC Shares were electronically distributed on December 24, 2012 to the Company's shareholders as of December 17, 2012, in the ratio of 1 Residential Share for every 3 shares held in the Company and 1 AAMC Share for every 10 shares held in the Company. This distribution completed the separation of Residential and AAMC from the Company and began their transition to independent public companies.

In accordance with Luxembourg law, the Board of Directors proposes that the shareholders of the Company ratify the declaration and payment of the interim dividends described above.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE "FOR" THE RATIFICATION OF THE DECLARATION AND PAYMENT OF THE INTERIM
DIVIDENDS IN CONNECTION WITH THE SEPARATION OF ALTISOURCE RESIDENTIAL
CORPORATION AND ALTISOURCE ASSET MANAGEMENT CORPORATION FROM THE COMPANY

DISCHARGE OF EACH OF THE CURRENT AND PAST DIRECTORS OF
ALTISOURCE PORTFOLIO SOLUTIONS S.A.
FOR THE PERFORMANCE OF THEIR MANDATE DURING THE
YEARS ENDED DECEMBER 31, 2009 TO 2012
(Proposal Seven)

Pursuant to Luxembourg law, after the approval of the Luxembourg Statutory Accounts (as discussed in Proposal Three above), the shareholders of Altisource are required to vote on whether to discharge Altisource's Directors for the performance of their mandate during the relevant fiscal year. If the shareholders grant the discharge of Directors for the relevant fiscal year, Altisource will not be able to initiate a liability claim against such Directors in connection with the performance of their mandate for the relevant fiscal year. However, such discharge will not be valid in certain instances as specified in Article 75 of the Luxembourg Law of 10 August 1915 on commercial companies, as amended. For fiscal year 2012, Altisource believes no such instances have occurred.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE
DISCHARGE OF EACH OF THE CURRENT AND PAST DIRECTORS OF ALTISOURCE PORTFOLIO
SOLUTIONS S.A. FOR THE PERFORMANCE OF THEIR MANDATE DURING THE YEARS ENDED
DECEMBER 31, 2009 TO 2012

BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board of Directors has adopted a policy and procedure for review, approval and monitoring of transactions involving Altisource and related persons (Directors and named executive officers or their immediate family members or shareholders owning 5% or greater of the Company's outstanding stock) within our written Code of Business Conduct and Ethics which is available at www.altisource.com. This policy and procedure is not limited to related person transactions that meet the threshold for disclosure under the relevant SEC rules, as it broadly covers any situation in which a conflict of interest may arise.

Any situation that potentially qualifies as a conflict of interest is to be immediately disclosed to the Compliance Officer and/or the General Counsel to assess the nature and extent of any concern as well as the appropriate next steps. The Compliance Officer and/or the General Counsel will notify the Chairman of the Board of Directors if any such situation requires approval of the Board of Directors. Related persons are required to obtain the prior written approval of the Audit Committee of the Board of Directors before participating in any transaction or situation that may pose a conflict of interest. In considering a transaction, the Audit Committee will consider all relevant factors including (i) whether the transaction is in the best interests of Altisource; (ii) alternatives to the related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts and (v) the overall fairness of the transaction to Altisource. The Committee will periodically monitor any approved transactions to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.

As of December 31, 2012, Mr. Erbey, our Chairman owns or controls 13% of Ocwen's common stock, 23% of Altisource's common stock, 2% of HLSS's common stock, 23% of Residential's common stock and 23% of AAMC's common stock. Therefore, transactions between the Company and these entities are related party transactions.

In July 2011, the Company acquired a 48.78% equity interest in Correspondent One S.A. ("Correspondent One").Therefore, transactions between the Company and Correspondent One are related party transactions.

Ocwen

For the year ended December 31, 2012, the Company generated segment revenue from Ocwen of $306.8 million for Mortgage Services, $0.2 million for Financial Services and $31.2 million for Technology Services. Services provided to Ocwen during such periods included residential property valuation, real estate asset management and sales, trustee management services, property inspection and preservation, closing and insurance services, charge-off second mortgage collections, core technology back office support and multiple business technology services and license fees for the Company's REALSuite of products. The Company provided all services at rates it believes to be comparable to market rates.

For the year ended December 31, 2012, the Company billed Ocwen $2.7 million, and Ocwen billed the Company $2.4 million for services provided under support services agreements.

On December 27, 2012, the Company loaned $75.0 million to Ocwen under an unsecured term loan agreement. Interest payments are due quarterly. The interest rate at December 31, 2012 was 8.25%, and interest income related to this loan was $0.1 million for the year ended December 31, 2012. On February 15, 2013, Ocwen fully repaid the term loan to Altisource.

Correspondent One and HLSS

For the year ended December 31, 2012, the Company billed Correspondent One $0.4 million and HLSS $0.6 million under support services agreements.

The Company also provides certain origination related services to Correspondent One. The Company earned revenue of $0.3 million for the year ended December 31, 2012 from the provision of these services.

Residential and AAMC

For purposes of governing certain of the ongoing relationships between Altisource, Residential and AAMC after the spin-off transactions, and to provide for an orderly transition to the status of three independent companies, the Company entered into the following agreements with Residential and AAMC:

  •
  Separation Agreements
  •
  Master Services Agreement (Agreement with Residential only)
  •
  Support Services Agreements
  •
  Tax Matters Agreements
  •
  Trademark License Agreements
  •
  Technology Products Services Agreement (Agreement with AAMC only)

For further information with regard to related party transactions described above, please see the Company's Form 10-K filed on February 13, 2013.

SHAREHOLDER PROPOSALS

Any proposal which a shareholder desires to have included in our proxy materials relating to our next Annual Meeting of Shareholders, which is scheduled to be held on May 21, 2014, must be received at our executive offices no later than December 3, 2013. All shareholder proposals for the 2014 Annual Meeting of Shareholders should be directed to our Corporate Secretary at Altisource Portfolio Solutions S.A., 291, route d'Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg. We recommend that you send any shareholder proposal by certified mail, return-receipt requested.

For any proposal that is not submitted for inclusion in the 2014 proxy statement, but is instead sought to be presented directly at the 2014 Annual Meeting of Shareholders, SEC rules permit management to vote proxies in its discretion if we:

(1)
receive notice of the proposal before the close of business on February 16, 2014 and advise shareholders in the 2014 proxy statement about the nature of the matter and how management intends to vote on such matter, or

(2)
do not receive notice of the proposal prior to the close of business on February 16, 2014.

Notice of intent to present a proposal at the 2014 Annual Meeting of Shareholders should be directed to our Corporate Secretary at Altisource Portfolio Solutions S.A., 291, route d'Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg.

We did not receive notice of any shareholder proposals relating to the 2013 Annual Meeting of Shareholders. At the 2013 Annual Meeting of Shareholders, our management may exercise discretionary authority when voting on any properly presented shareholder proposal that is not included as an agenda item in this proxy statement.

ANNUAL REPORTS

A copy of our annual report to shareholders on Form 10-K for the year ended December 31, 2012 was made available to shareholders on February 13, 2013. The annual report can be found on our website www.altisource.com under Investor Relations.

We will furnish without charge to each person whose proxy is solicited and to any beneficial owner entitled to vote as of the record date for the meeting, on written request, a copy of our annual report on Form 10-K for the year ended December 31, 2012, required to be filed by us with the SEC under the Exchange Act. Such requests should be directed to Investor Relations, Altisource Portfolio Solutions S.A., 291, route d'Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg.

OTHER MATTERS

Proxies will be solicited on behalf of the Board of Directors by mail or electronic means, and we will pay the solicitation costs. Copies of the annual report for 2012 and this proxy statement will be made available to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our Directors, officers and employees may solicit proxies personally or by telephone without additional compensation.

The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) for the nominees for Director named earlier in this proxy statement; (2) for the approval of the selection of the independent auditor; (3) for the approval of Altisource Portfolio Solutions S.A.'s Luxembourg Statutory Accounts; (4) for the proposal to receive and approve the Directors' reports for the Luxembourg Statutory Accounts; (5) for the proposal to allocate the results and part of the distributable reserve in the Luxembourg Annual Accounts; (6) for the ratification of the declaration and payment of the interim dividends in connection with the separation of Residential and AAMC from Altisource Portfolio Solutions S.A.; and (7) for the approval of the discharge of each of the current and past Directors of Altisource Portfolio Solutions S.A. for the performance of their mandate during the years ended December 31, 2009 to 2012. Should any matter not described above be properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment.

If you are the beneficial owner, but not the record holder of shares of our common stock and have requested a copy of this proxy statement, your broker, bank or other nominee may only deliver one (1) copy of this proxy statement and our 2012 annual report to multiple shareholders who share an address unless that nominee has received contrary instructions from one (1) or more of the shareholders. Shareholders at an address to which a single copy of this proxy statement and our 2012 annual report was sent may request a separate copy by contacting Investor Relations, Altisource Portfolio Solutions S.A., 291, route d'Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg, or by calling our Investor Relations department at +352 2469 7950. Beneficial owners sharing an address who are receiving multiple copies and who wish to receive a single copy of the materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address.

This proxy statement and our 2012 annual report may be viewed online at www.altisource.com under Investor Relations. In addition, this proxy statement and our 2012 annual report are available at www.proxyvote.com. If you are a shareholder of record, you can elect to access future annual reports and proxy statements electronically by following the instructions provided if you vote by Internet or by telephone. If you choose this option, you will receive a notice by mail listing the website locations, and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date VOTE BY INTERNET - www.proxyvote.com Use the lnternet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Altisource Portfolio Solutions S.A. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ALTISOURCE PORTFOLIO SOLUTIONS S.A. C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735 M56804-P36526 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except ALTISOURCE PORTFOLIO SOLUTIONS S.A. The Board of Directors recommends you vote FOR the following: 1. Election of Directors ! ! ! Nominees: 01) William C. Erbey 02) William B. Shepro 03) W. Michael Linn 04) Roland Müller-Ineichen 05) Timo Vättö Against Abstain For ! ! ! 4. Proposal to receive and approve the Directors' reports for the Luxembourg Statutory Accounts The Board of Directors recommends you vote FOR the following proposals: Against Abstain For ! ! ! ! ! ! 5. Proposal to allocate the results and part of the distributable reserve in the Luxembourg Annual Accounts 2. Proposal to approve the appointment by the Audit Committee of our Board of Directors of Deloitte & Touche LLP to be our independent registered certified public accounting firm for the year ending December 31, 2013 and Deloitte Audit S.à r.l. to be our certified auditor for all statutory accounts as required by Luxembourg law for the same period ! ! ! 6. Proposal to ratify the declaration and payment of the interim dividends in connection with the separation of Altisource Residential Corporation and Altisource Asset Management Corporation from Altisource Portfolio Solutions S.A. ! ! ! 3. Proposal to approve Altisource Portfolio Solutions S.A.’s annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg (“Luxembourg GAAP”) for the year ended December 31, 2012 and as amended and restated for the years ended December 31, 2009 to 2011 (the "Luxembourg Annual Accounts"), and its consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") including a footnote reconciliation of equity and net income to International Financial Reporting Standards ("IFRS") for the year ended December 31, 2012 (the "Consolidated Accounts") (together, the "Luxembourg Statutory Accounts") ! ! ! 7. Proposal to discharge each of the current and past Directors of Altisource Portfolio Solutions S.A. for the performance of their mandate during the years ended December 31, 2009 to 2012. NOTE: Proxies will vote in their discretion upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof. ! For address changes and/or comments, please check this box and write them on the back where indicated. ! ! Please indicate if you plan to attend this meeting. No Yes Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. M56805-P36526 ALTISOURCE PORTFOLIO SOLUTIONS S.A. 291, route d'Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg REVOCABLE PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALTISOURCE PORTFOLIO SOLUTIONS S.A. FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2013, AND AT ANY ADJOURNMENT THEREOF. The undersigned hereby appoints William C. Erbey, William B. Shepro and Kevin J. Wilcox, or any of them, as proxy, with full powers of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of common stock ("Common Stock") of Altisource Portfolio Solutions S.A. held of record by the undersigned on March 18, 2013 at the Annual Meeting of Shareholders to be held at the offices of Altisource Portfolio Solutions S.A. located at 291, route d’Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg on Wednesday, May 15, 2013, at 9:00 a.m., Central European Time and at any adjournment thereof. Shares of Common Stock of Altisource Portfolio Solutions S.A. will be voted as specified. If you execute and return this proxy without specific voting instructions, this proxy will be voted FOR the election of each of the Board of Directors’ nominees to the Board of Directors; FOR the approval of the appointment by the Audit Committee of our Board of Directors of Deloitte & Touche LLP to be our independent registered certified public accounting firm for the year ending December 31, 2013 and Deloitte Audit S.à r.l. to be our certified auditor for all statutory accounts as required by Luxembourg law for the same period; FOR the approval of our annual accounts prepared in accordance with Luxembourg GAAP for the year ended December 31, 2012 and as amended and restated for the years ended December 31, 2009 to 2011 (the "Luxembourg Annual Accounts") and our consolidated financial statements prepared in accordance with U.S. GAAP, including a footnote reconciliation of equity and net income to IFRS for the year ended December 31, 2012 (the "Consolidated Accounts") (together, the "Luxembourg Statutory Accounts"); FOR the receipt and approval of the Directors' reports for the Luxembourg Statutory Accounts; FOR the allocation of the results and part of the distributable reserve in the Luxembourg Annual Accounts; FOR the ratification of the declaration and payment of the interim dividends in connection with the separation of Altisource Residential Corporation and Altisource Asset Management Corporation from Altisource Portfolio Solutions S.A., and FOR the approval of the discharge of each of the current and past Directors of Altisource Portfolio Solutions S.A. for the performance of their mandate during the years ended December 31, 2009 to 2012. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders of Altisource Portfolio Solutions S.A. to be held on May 15, 2013, or any adjournment thereof, a Proxy Statement for the Annual Meeting and the 2012 Annual Report to Shareholders of Altisource Portfolio Solutions S.A. prior to the signing of this proxy. Address Changes/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be dated and signed on the reverse side